UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1/A
Amendment No. 3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIGO VENTURES, INC.
(Exact name of Registrant as specified in its charter)

Nevada	1000	90-0338080
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3270 Electricity Drive Windsor, Ontario Canada N8W 5JL
(address of principal executive offices)

Registrant’s telephone number, including area code: 226-787-5278

Empire Stock Transfer Inc. 1859 Whitney Mesa Dr. Henderson, NV 89014
(Name and address of agent for service of process)

COPIES OF COMMUNICATIONS TO:
Cane Clark, LLP
3273 E. Warm Springs, Rd.
Las Vegas, Nevada  89120
Fax: (702) 944-7100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTRATION	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTERED FEE(3)
Common Stock	22,500,000	$0.32	$7,200,000.00	$927.36

(1)
Represents 22,500,000 shares of the company’s common stock issuable upon conversion of Convertible Promissory Notes, issued by the Company in favor of three note holders (the “Convertible Notes”), in the principal amount of $45,000.

(2)	Calculated in accordance with Rule 457(c) of the Securities Act, based upon the average high and low prices reported on the OTCPink on April 10, 2013.

(3)	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

PROSPECTUS
FIGO VENTURES, INC.
22,500,000
SHARES OF COMMON STOCK
INITIAL PUBLIC OFFERING

SUBJECT TO COMPLETION, Dated July 8, 2014

The selling shareholders named in this prospectus are offering up to 22,500,000 shares of common stock underlying convertible promissory notes, the terms of which are discussed elsewhere in this Prospectus.  We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities. The sales price to the public is fixed at $0.05 per share until such time as the shares of our common stock are traded on the Over-The-Counter Bulletin Board (“OTCBB”), which is sponsored by the Financial Industry Regulatory Authority (“FINRA”). The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks," as well as volume information.  Although we intend to apply for quotation of our common stock on the OTCBB through a market maker, public trading of our common stock may never materialize.  If our common stock becomes traded on the OTCBB, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders. We will pay the expenses incurred in connection with the offering described in this prospectus, with the exception of brokerage expenses, fees, discounts and commissions, which will be paid by the selling shareholders.

With respect to the shares of common stock sold in this prospectus, the selling shareholders may be deemed to be an “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

Our common stock is quoted on the OTCPink operated by OTC Markets Group Inc., under the symbol “FIGO.” The last reported sale price of our common stock on the OTCPink on June 6, 2014 was $0.14 per share.

We will use our best efforts to maintain the effectiveness of the resale registration statement from the effective date through and until all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 promulgated under the Securities Act of 1933.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements. The purchase of the securities offered through this prospectus involves a high degree of risk.  See section entitled “Risk Factors” starting on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus is: July 8, 2014

Summary

FIGO Ventures, Inc.

The Company

We are a mineral exploration and exploitation company.  On December 25, 2013, we entered into a Lease Assumption Agreement with Capital Gold Mining Resources SAS (“CGM”), a company domiciled in Bogota, Columbia, for mining concessions acquired by CGM for the mining operations of what is known as the Rafael mine.  Mining concession contract No. 7092, registered with the Mining Registry on February 7, 2007, concerns the economic exploitation of gold, silver and concentrates located in the municipalities of San Rafael and San Carlos in the Department of Antioquia, Columbia. The concession contract covers an area of 233.5 hectares.

We are an exploration stage company, and have not yet earned any revenues from our planned operations. We have acquired a right to the concession of the Rafael mine. As of January 31, 2014 and April 30, 2014, we had $0 cash on hand and current liabilities in the amount of $327,848 and $348,132, respectively. Accordingly, our working capital position as of January 31, 2014 and April 30, 2014 was ($327,848) and ($348,132), respectively. Since our inception through April 30, 2014, we have incurred a net loss of $738,094. We attribute our net loss to having no revenues to offset our expenses and the professional fees related to the creation and operation of our business. Our management estimates that, until such time that we are able to generate revenue from the extraction of gold on the Rafael mine we will continue to experience negative cash flow.

We will need financing of approximately $755,000 for the next twelve months.  We hope to raise funds from loans or the sale of our equity securities.  At present, we have no arrangements or commitments to finance our operations.  As such, our auditors have indicated in their report of our financial statements a substantial doubt about our continuing as a going concern.

Our fiscal year end is July 31.  Our principal offices are located at 3270 Electricity Drive, Windsor, Ontario Canada N8W 5JL. Our phone number is 226-787-5278.

The Offering

Securities Being Offered
Up to 22,500,000 shares of our common stock underlying convertible promissory notes. We issued three convertible promissory notes on November 1, 2013 for a total of $45,000. The notes mature on November 30, 2015 and accrue interest at a rate of 12% per annum. The note principal and accrued interest are convertible at a price of $.00225 per share.

Offering Price
The offering price of the common stock is fixed $0.05 per share.  Our common stock is quoted under the symbol “FIGO” on the OTCPink operated by OTC Markets Group, Inc.  Our reporting is presently not current and we have a “limited information” designation attached to our symbol.

We intend to apply to the OTCBB, through a market maker that is a licensed broker dealer, to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Securities Issued and to be Issued
53,370,951 shares of our common stock are issued and outstanding as of the date of this prospectus. Upon the completion of this offering, if the convertible promissory notes are converted to common stock and the maximum number of shares of common stock is sold in this offering, the purchasers of 22,500,000 shares of our common stock will own 29% of the issued and outstanding shares of our common stock.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet Data	As of July 31, 2013 (Derived from Restated Audited Financial Statements)	As of January 31, 2014 (Derived from Restated Audited Financial Statements)	As of April 30, 2014 (Derived from Unaudited Financial Statements)
Cash	$0	$0	$0
Total Assets	$0	$50,000	$50,000
Liabilities	$318,486	$333,243	$363,287
Total Stockholders’ Equity (Deficit)	$(318,486)	$(283,243)	$(313,287)

Statement of Operations	For the year ended July 31, 2012 (Derived from Restated Audited Financial Statements)	For the year ended July 31, 2013 (Derived from Restated Audited Financial Statements)	For the Six Months Ended January 31, 2014 (Derived from Restated Audited Financial Statements)	For the Nine Months Ended April 30, 2014 (Derived from Unaudited Financial Statements)	For the period from March 26, 2004 to April 30, 2014 (Derived from Unaudited Financial Statements)
Revenue	$0	$0	$0	$0	$0
(Loss) for the Period	$(950)	$(5,779)	$14,757	$(44,801)	$(738,094)

Risk Factors

You should consider each of the following risk factors and any other information set forth herein and in our reports filed with the SEC, including our financial statements and related notes, in evaluating our business and prospects. If any of the following risks actually occur, our business and financial results or prospects could be harmed. In that case, the value of the Common Stock could decline.

Risks Related To Our Financial Condition and Business Model

If we do not obtain additional financing, our business will fail.

We have not yet commenced active operations and have not generated any revenue to date. Our business plan calls for expenses related to the continued exploration of Rafael mine and basic operating costs. Our cash requirements over the current fiscal year are expected to be approximately $755,000, consisting of approximately $725,000 for planned mining costs and $30,000 for professional fees. As of January 31, 2014 and April 30, 2014, we had no cash on hand and working capital in the amount of $(327,848) and ($348,132), respectively. Accordingly, our business will likely fail if we are unable to successfully raise money. We currently do not have any firm arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market prices for gold and other metallic minerals and the costs of exploring for or commercial production of these materials. These factors may make the necessary timing, amount, terms or conditions of additional financing unavailable to us.

Because we will need additional financing to fund our planned exploration activities, our accountants believe there is substantial doubt about our ability to continue as a going concern.

We have incurred a net loss of $738,094 for the period from our inception, May 26, 2004 to April 30, 2014, and have no revenues. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the commercial exploitation of an interest in the Rafael mine. Our auditors have issued a going concern opinion and have raised substantial doubt about our continuance as a going concern. When an auditor issues a going concern opinion, the auditor has substantial doubt that the company will continue to operate indefinitely and not go out of business and liquidate its assets. This is a significant risk to investors who purchase shares of our common stock because there is an increased risk that we may not be able to generate and/or raise enough resources to remain operational for an indefinite period of time. Potential investors should also be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The auditor’s going concern opinion may inhibit our ability to raise financing because we may not remain operational for an indefinite period of time resulting in potential investors failing to receive any return on their investment.

There is no history upon which to base any assumption as to the likelihood that we will prove successful, and it is doubtful that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Because we have not yet commenced exploration operations, we face a high risk of business failure.

We were incorporated on May 26, 2004, and have acquired a mining concession and plan to exploit minerals found there.  We have no history of ongoing operations, and additional exploration activities, which we have not yet undertaken, will be required in order to determine whether our mineral claim contains commercially exploitable quantities of gold.  As a result, we have no way to evaluate the likelihood that we will be able to operate the business successfully on an ongoing basis. We have not earned any revenues to date, and thus face a high risk of business failure.

Because the Rafael mine has not been physically examined by our management, or by any consulting geologist that we have retained, we may face an enhanced risk that the property will not contain commercially viable deposits of gold.

Neither our management, nor any consulting geologist under our direction, have visited the Rafael mine.  The party we acquired the mine from, CGM, and a geologist with CGM visited the mine four years ago and the information we have noted in this prospectus was taken from the report prepared for CGM.  However, we are unable to verify the information in that report and will not be able to until we commence our exploration program detailed in this prospectus. As a result, we face an enhanced risk that, upon management’s physical examination of the mine, no commercially viable deposits of gold or other precious metals will be located. In the event that our exploration of the Rafael mine reveals that no commercially viable deposits exist on the site, our business will likely fail.

Because our management has no prior experience as heading a public company, we may be hindered in our ability to efficiently and competitively execute our business strategy and achieve profitability.

Our officers and directors do not have any prior experience managing a publicly reporting company.  Accordingly, they will be less effective than more experienced managers in efficiently managing our ongoing regulatory compliance obligations and in dealing with such matters as public relations, investor relations, and corporate governance.  In addition, our management will have to rely more heavily on counsel and accounting professionals as they discharge their duties, which costs will affect our results of operations.

Because of the unique difficulties and uncertainties inherent in the mineral exploration business, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises.  The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The search for valuable minerals also involves numerous hazards.  As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure.  At the present time, we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position.  In addition, there is no assurance that the expenditures to be made by us in the exploration of the mineral properties will result in the discovery of mineral deposits.  Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.

We may not find any mineral reserves or, if we find mineral reserves, the deposits may be uneconomic or production from those deposits may not be profitable.

Our due diligence activities have been limited, and to a great extent, have relied upon information provided to us by third parties.  Specifically, we rely to a large extend on the “Work Program Mining Lease Agreement 7092” dated December of 2012.  That report details the reserve and resources available on the property and provides a work program.  No member of our management team has visited the property.  We have not established firsthand that the Rafael mine contains adequate amounts of gold or other mineral reserves to make mining any of the property economically feasible to recover that gold or other mineral reserves, or to make a profit in doing so.  We plan to conduct a 90 day inspection of the mine, but will need to raise $520,000 to do so.  If we do not, our business will fail.  If we cannot find economic mineral reserves or if it is not economic to recover the mineral reserves, we will have to cease operations.

There is no assurance that we can establish the existence of any mineral reserve on the Rafael mine. Until we can do so, we cannot earn any revenues from operations and if we do not do so we will lose all of the funds that we expend on exploration. If we do not discover any mineral resource in a commercially exploitable quantity, our business will fail.

We cannot provide any assurance that the Rafael mine contains any commercially exploitable mineral reserve. If we cannot establish the existence of any commercially exploitable mineral reserve, our business will fail.  A mineral reserve is defined by the SEC in its Industry Guide 7 (which can be viewed over the Internet at  http://www.sec.gov/divisions/corpfin/forms/industry.htm#secguide7) as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. The probability of a “reserve” that meets the requirements of the SEC’s Industry Guide 7 is unknown at the present time.

Even if we do eventually discover a mineral reserve on the Rafael mine, there can be no assurance that we will be able to develop any such properties into producing mines and extract those reserves. Both mineral exploration and development involve a high degree of risk and few properties that are explored are ultimately developed into producing mines.  If we do discover mineral reserves in commercially exploitable quantities on the Rafael mine, we will be required to expend substantial sums of money to establish the extent of the reserve, develop processes to extract it and develop extraction and processing facilities and infrastructure.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the reserve to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability.

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues.  We expect to incur continuing and significant losses into the foreseeable future.  As a result of continuing losses, we may exhaust all of our resources and be unable to complete the exploration of the Rafael mine.  Our accumulated deficit will continue to increase as we continue to incur losses.  We may not be able to earn profits or continue operations if we are unable to generate significant revenues from our mineral claim.  There is no history upon which to base any assumption as to the likelihood that we will be successful, and we may not be able to generate any operating revenues or ever achieve profitable operations.  If we are unsuccessful in addressing these risks, our business will most likely fail.

Because we will incur additional costs as the result of becoming a public company, our cash needs will increase and our ability to achieve net profitability may be delayed.

Upon effectiveness of our Registration Statement for the Offering, we will become a publicly reporting company and will be required to stay current in our filings with the SEC, including, but not limited to, quarterly and annual reports, current reports on materials events, and other filings that may be required from time to time.  We believe that, as a public company, our ongoing filings with the SEC will benefit shareholders in the form of greater transparency regarding our business activities and results of operations.   In becoming a public company, however, we will incur additional costs in the form of audit and accounting fees and legal fees for the professional services necessary to assist us in remaining current in our reporting obligations.  We expect that, during our first year of operations following the effectiveness of our Registration Statement, we will occur additional costs for professional fees in the approximate amount of $30,000.  These additional costs will increase our cash needs and may hinder or delay our ability to achieve net profitability even after we have begun to generate revenues from sales of our products.

If we are unable to successfully compete within the mineral exploration business, we will not be able to achieve profitable operations.

The mineral exploration business is highly competitive.  This industry has a multitude of competitors and no small number of competitors dominates this industry with respect to any of the large volume metallic minerals.  Our exploration activities will be focused on attempting to locate commercially viable gold deposits on the Rafael mine.  Many of our competitors have greater financial resources than us.  As a result, we may experience difficulty competing with other businesses when conducting mineral exploration activities on the Rafael mine.  If we are unable to retain qualified personnel to assist us in conducting mineral exploration activities on the Rafael mine if a commercially viable deposit is found to exist, we may be unable to enter into production and achieve profitable operations.

Because of factors beyond our control which could affect the marketability of any substances found, we may be difficulty selling any substances we discover.

Even if commercial quantities of reserves are discovered, a ready market may not exist for the sale of the reserves. Numerous factors beyond our control may affect the marketability of any substances discovered.  These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.  These factors could inhibit our ability to sell minerals in the event that commercial amounts of minerals are found.

Risks Related To Legal Uncertainty

Because we will be subject to compliance with government regulation which may change, the anticipated costs of our exploration program may increase.

Mining in Colombia is governed by the Mining Law 685 of 2001. It was modified by Law 1382 of February 9, 2010, which was declared unconstitutional through ruling C-366 of the Constitutional Court. The ruling stated that certain constitutional provisions were violated during process leading to its adoption.  The main argument was that the constitutional right to prior consultation afforded to indigenous and afro-descendant communities was violated. According to the Constitution, whenever a legislative or administrative measure may directly affect indigenous or afro-descendants, these people should be consulted about the proposed measures, through appropriate procedures and through their representative institutions.

The Constitutional Court deferred enforceability of Law 1382 for two years, starting May 11, 2011, on the condition that the Mining Code reform would be amended. Because Law 1382 was not amended within the time period required by the Constitutional Court, Columbia re-enacted the previous Mining Code provisions (Mining Law 685 of 2001).  This situation has caught the Public Ministry’s attention and, through the National auditor, it will carry out disciplinary investigations on the corresponding executive branch members that did not comply with the Constitutional Court’s requirement.

We are unable to ascertain the impact of this change and other future changes to the current mining laws at this time, which include a comprehensive overhaul of rules applicable to companies engaged in mining activities.  In addition, the Colombian government recently imposed a temporary moratorium on new application approvals. If any laws are adopted that affect our concession contract or require us to pay exorbitant fees, those changes could negatively impact our business or cause us to go out of business.

Our operations in Columbia subject us to various political, economic and other risks that could negatively impact our operations and financial condition.

Our exploration, development and production activities are concentrated in Colombia and, as such, our operations are exposed to various levels of political, economic and other risks and uncertainties. These risks and uncertainties include, but are not limited to, the existence of possibility of:

●	terrorism;
●	hostage taking;
●	military repression;
●	extreme fluctuations in currency exchange rates;
●	high rates of inflation;
●	labor unrest;
●	the risks of war or civil unrest;
●	expropriation and nationalization;
●	uncertainty as to the outcome of any litigation in foreign jurisdictions;
●	uncertainty as to enforcement of local laws;
●	environmental controls and permitting;
●	restrictions on the use of land and natural resources;
●	renegotiation or nullification of existing concessions;
●	licenses;
●	permits and contracts;
●	illegal mining;
●	changes in taxation policies;
●	restrictions on foreign exchange and repatriation;
●	corruption;
●	unstable legal systems;
●	changing political conditions; and
●	changes in mining policies.

We have interests in exploration of the Rafael mine that is located in the developing country of Colombia and our mineral exploration and mining activities may be affected in varying degrees by political instability and governmental legislation and regulations relating to foreign investment and the mining industry. Changes, if any, in mining or investment policies or shifts in political attitude in Colombia may adversely affect our operations or profitability. Operations may be affected in varying degrees by:

●
government regulations with respect to, but not limited to, restrictions on production, price controls, exchange controls, export controls, currency remittance, income or other taxes, expropriation of property, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety; and

●	the lack of certainty with respect to foreign legal systems, which may not be immune from the influence of political pressure, corruption or other factors that are inconsistent with the rule of law.

Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on us and cause increases in capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

The occurrence of these various factors and uncertainties cannot be accurately predicted and could have an adverse effect on our business, financial condition and results of operations.

Furthermore, in the event of a dispute arising from our activities, we may be subject to the exclusive jurisdiction of courts or arbitral proceedings outside of North America or may not be successful in subjecting persons to the jurisdiction of courts in North America, either of which could unexpectedly and adversely affect the outcome of a dispute.

Risks Related To Our Securities

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

A market for our common stock may never develop. Our common stock is quoted under the symbol “FIGO” on the OTCPink operated by OTC Markets Group, Inc.  Our reporting is presently not current and we have a “limited information” designation attached to our symbol.

There is currently no active trading market for our securities. There is no assurance that a regular trading market will develop, or if developed, that it will be sustained. Therefore, a shareholder may be unable to resell his securities in our company.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 22,500,000 shares of our common stock through this prospectus. Our common stock is presently quoted on an inactive OTCPink market, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  The actual results could differ materially from our forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.05 per share offering price of our common stock was arbitrarily chosen. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the OTCBB for the quotation of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934.  We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part.

The selling price of $0.05 per share will be fixed until the shares are quoted on the OTCBB. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 22,500,000 shares of common stock offered through this prospectus. We issued three convertible promissory notes on November 1, 2013 for a total of $45,000. The notes mature on November 30, 2015 and accrue interest at a rate of 12% per annum. The note principal and accrued interest are immediately convertible at a price of $.00225 per share. The notes are in favor of Realty Capital Management, Saint Jude Capital Management Inc., and Augustus Management Ltd.

The offer under this prospectus is comprised of: (i) 20,000,000 shares of common stock issuable upon conversion of the three outstanding convertible promissory notes in the aggregate principal amount of $45,000; and (ii) 2,500,000 shares of common stock issuable as interest under the convertible notes.

The number of shares underlying the convertible notes represents the principal amount of the notes divided by the conversion price of the convertible notes of $0.00225 and also includes interest of 12% through November 30, 2014 divided by the conversion price of the convertible notes of $0.00225.

The following table provides as of July 8, 2014 information regarding the beneficial ownership of our common shares held by each of the selling security holders, including:

1.	the number of shares beneficially owned by each prior to this Offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be beneficially owned by each upon completion of the Offering;
4.	the percentage owned by each upon completion of the Offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
Name Of Selling Security Holder(1)	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Realty Capital Management(3)	11,250,000	17%	11,250,000	0	0
Saint Jude Capital Management Inc.(4)	6,248,055	10%	6,248,055	0	0
Augustus Management Ltd.(5)	5,001,945	8%	5,001,945	0	0
		*		0	0
TOTAL	22,500,000		22,500,000

*	Represents less than 1%.
(1)
As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

(2)	Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 53,370,951 shares of common stock issued and outstanding on July 8, 2014.
(3)	Realty Capital Management is beneficially owned by Julius Csurgo.
(4)	Saint Jude Capital Management Inc. is beneficially owned by Johnny Figliolini.
(5)	Augustus Management Ltd. is beneficially owned by Torey Gault.

None of the selling shareholders, their affiliates or persons with whom the selling shareholders have had a contractual relationship; (1) has had a material relationship with us other than as a noteholder at any time within the past three years; (2) has been one of our officers or directors; or (3) are broker-dealers or affiliates of broker-dealers.

Value of the Underlying Shares

We acquired $45,000 in principal from the sale of the convertible promissory notes on November 1, 2013. We are registering for resale an aggregate of 20,000,000 shares issuable upon conversion of the principal of the convertible notes issued on November 1, 2013. We are also registering 2,500,000 shares of common stock issuable as interest under the convertible notes. The below sections detail the total value of those underlying shares and the potential profit to the Selling Shareholders.

Discounted Profit to the Selling Shareholders

Principal

The below table represents the total discounted profit to the Selling Shareholders from the principal of the convertible promissory notes.

Selling Stockholder	Market Price 9/6/13	Conversion Price	Shares Underlying the Notes(1)	Total Market Value	Total Implied Conversion Amount (2)	Total Discount to Market (3)
Realty Capital Management	$0.1175	$0.00225	10,000,000	$1,175,000	$22,500	$1,152,500
Saint Jude Capital Management Inc.	$0.1175	$0.00225	5,555,555	$652,777	$12,500	$640,277
Augustus Management Ltd.	$0.1175	$0.00225	4,444,445	$522,222	$10,000	$512,222
TOTAL			20,000,000	$2,349,999	$45,000	$2,304,999

(1) Includes only principal and not interest.
(2) Calculated by multiplying the conversion price by the shares underlying the notes.
(3) Calculated by subtracting the total market value from the total implied conversion amount.

As a result of the discount to market price in the acquisition of their convertible promissory notes, the Selling Shareholders realized a profit of approximately $2,304,999 from the principal amount of the underlying shares.

Interest

The below table represents the total discounted profit to the Selling Shareholders from the interest of the convertible promissory notes.

Selling Stockholder	Market Price 9/6/13	Conversion Price	Shares Underlying the Notes(1)	Total Market Value	Total Implied Conversion Amount (2)	Total Discount to Market (3)
Realty Capital Management	$0.1175	$0.00225	1,250,000	$146,875	$2,813	$144,062
Saint Jude Capital Management Inc.	$0.1175	$0.00225	692,500	$81,369	$1,558	$79,811
Augustus Management Ltd.	$0.1175	$0.00225	557,500	$65,506	$1,254	$64,252
TOTAL			2,500,000	$293,750	$5,625	$288,125

(1) Includes only interest and not principal.
(2) Calculated by multiplying the conversion price by the shares underlying the notes.
(3) Calculated by subtracting the total market value from the total implied conversion amount.

As a result of the discount to market price in the acquisition of their convertible promissory notes, the Selling Shareholders realized a profit of approximately $288,125 from the interest amount of the underlying shares.

Offering Profit to the Selling Shareholders

The below table represents the total possible offering profit to the Selling Shareholders from the convertible promissory notes.

Selling Stockholder	Interest Accrued to 11/30/2014	Shares Underlying the Interest Under the Notes	Shares Underlying the Principal Under the Notes	Total Number of Shares Offered	Market Price (1)	Profit from Offering
Realty Capital Management	$2,812.50	1,250,000	10,000,000	11,250,000	$0.14	$1,575,000
Saint Jude Capital Management Inc.	$1,558.13	692,500	5,555,555	6,248,055	$0.14	$874,728
Augustus Management Ltd.	$1,254.37	557,500	4,444,445	5,001,945	$0.14	$700,272
TOTAL		2,500,000	20,000,000	22,500,000		$3,150,000

(1) Based on the upon the closing price of our common stock on June 25, 2014 of $0.14 per share. Trading in our common stock has been extremely volatile and based on little share volume.  As such, there is no guarantee that the closing price of our common stock on June 25, 2014 will resemble the closing price of our common stock in the future. Therefore, the market price may change significantly at the time the selling shareholders decide to sell their shares into the market, and the actual profit they realize may not resemble that provided above.

Total Possible Profit

As a result of shares the Selling Shareholders are able to convert from principal and accrued interest, the Selling Shareholders are able to make a profit from this offering of approximately $3,150,000.  Combined with the profit they realized from the discount to market price of $2,593,124 describe above, the Selling Shareholders, if the offering is completely subscribed for, are able to realize a total possible profit of approximately $5,743,124.

Intention to Make Payments on the Convertible Promissory Notes

The convertible promissory notes by their terms are convertible. However, in the event the convertible promissory notes are not earlier converted prior to or at their maturity dates, we intend to and have a reasonable basis to believe that we will have the financial ability, to make all payments on the convertible promissory notes. We believe that in the event the convertible promissory notes are not converted into shares of our common stock prior to their maturity dates that we will be able to raise the necessary cash to repay the convertible promissory notes. However, we have no cash as of March 31, 2014. If we are unable to repay the notes in full, we would have to try and negotiate with the holders to convert any remaining balance that we are unable to fund with cash. We believe that it is reasonable to sell equity securities in an environment in which the lenders do not convert their notes into common stock because the amount of cash needed to repay the notes is small. However, there can be no assurance that any funding will be available on terms acceptable to us, or at all.

Short Positions by the Selling Shareholders

Based on information obtained from the selling shareholders, none of the selling shareholders has an existing short position in our common stock.

Plan of Distribution

We intend to contact an authorized OTCBB market-maker for sponsorship of our securities on the OTCBB. The sales price to the public is fixed at $0.05 per share until such time as the shares of our common stock become quoted on the OTCBB or another exchange. Although we intend to apply for quotation of our common stock on the OTCBB, public trading of our common stock may never materialize. If our common stock becomes traded on the OTCBB, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

●	the market price of our common stock prevailing at the time of sale;
●	a price related to such prevailing market price of our common stock, or;
●	such other price as the selling shareholders determine from time to time.

The selling shareholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	privately negotiated transactions;
●	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus. However, pursuant to Rule 144, one year must elapse from the time a “shell company,” as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act, ceases to be a “shell company” and files Form 10 information with the SEC, during which time the issuer must remain current in its filing obligations, before a restricted shareholder can resell their holdings in reliance on Rule 144. Form 10 information is equivalent to information that a company would be required to file if it were registering a class of securities on Form 10 under the Exchange Act. Under Rule 144, securities that were initially issued by a reporting or non-reporting shell company or a company that was at anytime previously a reporting or non-reporting shell company, can only be resold in reliance on Rule 144 if the following conditions are met: (1) the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company; (2) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (3) the issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding twelve months (or shorter period that the Issuer was required to file such reports and materials), other than Form 8-K reports; and (4) at least one year has elapsed from the time the issuer filed the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

At the present time, we are a “shell company” under Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act. As such, all securities may not be resold in reliance on Rule 144 until: (1) we file Form 10 information with the SEC when we cease to be a “shell company”; (2) we have filed all reports as required by Section 13 and 15(d) of the Securities Act for twelve consecutive months; and (3) one year has elapsed from the time we file the current Form 10 type information with the SEC reflecting our status as an entity that is not a shell company.

There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders. Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. The selling shareholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock of our company.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We will not receive any proceeds from the resale of any of the shares of our common stock by the selling shareholders.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person.  We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Description of Securities

Our authorized capital stock consists of 250,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.  As of July 8, 2014, there were 53,370,951 shares of our common stock issued and outstanding.  Our shares are currently held by twenty-three (23) stockholder of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the shareholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our shareholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by  our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors may become authorized to authorize preferred shares of stock and to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8	Any other relative rights, preferences and limitations of that series

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our articles of incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

On January 11, 2007, the Company entered into an agreement with a third party (the “Lender"), whereby the Lender would advance the Company up to $1,000,000 (the "Note"), from time to time. All such amounts advanced under the Note will comprise the principal amount which bears interest at 10% per annum and matures on January 11, 2009. The principal amount will be subject to conversion terms, whereby at any time from the date of the Note until the date that the Company repays the entire amount of principal to the Lender, the Lender at its sole option, may convert a portion, or all, of the principal amount outstanding into units in the capital stock of the Company. Each $0.40 of principal outstanding at the time of conversion may be converted into one unit consisting of one common share and one non-transferable share purchase warrant exercisable for a period of up to two years from the date of conversion. Each warrant shall entitle the Lender to purchase an additional common share of the Company at $0.60 during the term of the warrants. The note balance at January 31, 2014, April 30, 2014, July 31, 2013 and 2012 was $289,140, respectively. The accrued interest remaining balance at January 31, 2014, April 30, 2014, July31, 2013 and 2012 was $27,367 respectively. The beneficial conversion remaining balance applicable to this note at January 31, 2014, April 30, 2014, July 31, 2013 and 2012 was zero.

On November 1, 2013, we issued three convertible promissory notes for a total of $45,000. The notes mature on November 30, 2015 and accrue interest at a rate of 12% per annum. The note principal and accrued interest is convertible at a price of $.00225 per share.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  Our articles of incorporation and bylaws do not state that these provisions do not apply.  The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more shareholders, at least 100 of whom are shareholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane Clark, LLP, our independent legal counsel, has provided an opinion on the validity of our common stock.

LL Bradford & Company, LLC has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in its audit report.  LL Bradford & Company, LLC has presented its report with respect to our audited financial statements.  The report of LL Bradford & Company, LLC is included in reliance upon their authority as experts in accounting and auditing.

Description of Business

In General

We are a mineral exploration and exploitation company.  On December 25, 2013, we entered into a Lease Assumption Agreement with Capital Gold Mining Resources SAS (“CGM”), a company domiciled in Bogota, Columbia, for concessions acquired by CGM for the mining operations of what is known as the Rafael mine.  Mining concession contract No. 7092, registered with the Mining Registry on February 7, 2007, concerns the economic exploitation of gold, silver and concentrates located in the municipalities of San Rafael and San Carlos in the Department of Antioquia, Columbia. The concession contract covers an area of 233.5 hectares.

Acquisition and Ownership of the Rafael Mine.

On December 25, 2013, CGM assigned to us its interest in the mining concession of the Rafael mine for a purchase price of 50 million shares of our common stock. Robert Young is president of CGM in Canada and David Young is our officer and director.  David and Robert are brothers.  David has no positions or ownership in CGM and Robert has no positions or ownership in our company.  Robert visited the Rafael mine with a geologist under CGM’s direction four years ago.

The information gathered by CGM is all of the information we have about the Rafael mine.  The report from which the disclosures in this prospectus was taken was written four years ago by a geologist for CGM, and while that report provides some useful information, there are many substantial questions that remain and clarifications needed.  As such, we will need to conduct exploration activities to both substantiate the report and to determine what steps need to be taken to exploit the mine if gold or other precious metals are found there.

Under the agreement, we agreed to perform all obligations and make all payments required under the concession. These include conducting all exploration activities and paying all costs associated with those activities. This also includes paying all mining fees and submitting for all government approvals. The annual fee that maintains the property is referred to as a "canos" and is paid once per year on January 15th. Mr. Arango, the prior concession holder, paid this fee on January 15, 2014 for the year. This is already in place since the mine is being operated by Mr. Arango (albeit at a very minimal level). We would simply take them over under the arrangement in place as described below.

CGM has an agreement with Mr. Arango that defines the arrangement for the acquisition of the Rafael mining concession. CGM paid Mr. Arango $10,000 and shares in CGM for the concession. It was originally agreed that Mr. Arango will continue to mine the property and keep all proceeds earned until the concession was owned by a public company. It was also originally agreed that in exchange for keeping proceeds to the property Mr. Arango will maintain the tax fees due each year on January 15. Mr. Arango paid $85,704 on January 15, 2014 for the year. Despite the fact that the concession is now owned by us, a company that will soon be reporting with the SEC and trading on the OTC Pink quotation service, Mr. Arango and CGM agreed to extend the current arrangement of Mr. Arango mining the property, keeping proceeds therefrom and paying tax fees through August 31, 2014, at which time we will take over mining activities, be entitled to proceeds and pay all future tax fees of the concession.

Location, Description and Means of Access to the Rafael Mine

The mining concession area is located in the municipalities of San Rafael and San Carlos in the Department of Antioquia, Columbia.  It is approximately 110 kilometers from the city of Medellin, Columbia.  Once within the urban area of San Rafael, the mining concession area can be accessed by means of an unpaved road along a length of around 11 kilometers, including approximately 7 kilometers by vehicle and the remaining 4 kilometers on horseback or foot.

From a geological point of view, the concession area is located in the Magdalena Inter-Andean Valley, which extends between the Central Range and the Eastern Range of the Colombian Andes.  Specifically, the area of the mining concession is located on the Western flank of Magdalena valley, which at a regional level corresponds to the Central Range, composed by a pre-Mesozoic poly-metamorphic basement including oceanic and continental rock, intruded by Mesozoic and Cenozoic plutons associated with subduction of oceanic lithosphere beneath the Andes.  Active volcanos associated with the Nazca plate subduction are found all along this chain of mountains.

There exists two mining sites within the concession area. Over the years, miners have used vertical shafts to gain access into the mines. At present, mine entrances are sheltered by shed convers, and some of them are found in areas intended for ore storage and for the preparation of equipment to be used for mine service.

Gold ore exploitation has been performed on a small scale, with individual jobs and operations resulting in low productivity and unsafe conditions for the personnel that work at the mines. At the first mine, mining work is currently in process, provided with a 64-meter advance guide, a 14-meter vertical shaft and two upper levels in the direction of the vein measuring 6 and 12 meters. The second min also has work in progress, provided with a 6-meter advance guide and where casing was built at 12-meters where it collapsed at the structure.  At the end of the level a 3-meter vertical shaft was drilled, with an 8-meter level on each side, where a 20-cm vein of good quality can be observed.

Local Geology of the Rafael Mine

Two veins were identified within the mining concession.

Vein 1

This mineralization is lithologically associated with igneous rocks of Segovian batholith (Jdse), characterized in this area by intermediate rocks (diorites) with the presence of minerals such as biotite, quartz and feldspar.  The vein is consistent with one of the jointing directions, which shows E-W direction and an inclination angle of 85° to the South. The mean thickness observed in the vein ranges between 20 and 25 centimeters. From a mineralogical point of view, the vein shows more quantities of quartz and fewer quantities of sulfurs and minerals such as pyrite, chalcopyrite and galena, which were found in larger quantities in Cretaceous sedimentary rocks.

Vein 2

This mineralization is associated with the main mine entrance, in line with what is observed in Cretaceous sedimentary stratification levels .Its thickness varies between 25 and 40 cm, mainly with the presence of minerals such as quartz, pyrite and galena. Supporting this vein there is a sequence of grey plastic clays. The structural arrangement is N80'W and shows an 85° dip to the South.

Reserve and Resources

Resources are defined as the mineral mass that exists or is believed to exist, the extraction of which is economically feasible now or in the future. Reserves are the portion of resources that can be economically exploited in the short, medium and long term according to current technologies and economic conditions.

The analysis of resources and reserves is performed based on geological parameters. Grade and thickness values calculated on a general basis for each modeled vein are shown in the tables below, based on geological information obtained in the field, from secondary sources, and provided by the leaseholder.

Planned Exploration Program

As stated above, there are miners working the mine in unsafe conditions.  These workers were not hired by us to perform labor.  They are working for the prior concession holder, Mr. Arango.  Mr. Arango and his family are and have always mined the property for their own personal income. Our arrangement with Mr. Arango is that he will continue to operate the mine until we are ready to proceed.  The plan is to compensate Mr. Arango with shares of our stock and he will either stay on and assist us or leave when we start operations. Once we are able to visit the property to conduct exploration activities, these laborers will likely be assumed to work for us.

Our planned exploration program will commence once we have raised the necessary $755,000 in capital, approximately $725,000 of which will be needed for mining costs and the balance for professional fees.  With this money we plan to conduct a 90 day on-site exploration of the Rafael mine and gather intelligence to formulate a long term plan for the mine.  Our exploration plan is focused on confirming historic grades, and targeting areas that may yield commercial grades and sufficient tonnages to justify rehabilitation of underground workings and drilling to delineate potential ore reserves. Underground workings refers to the process of reconstructing the inner working of the mine. We will conduct general exploration activities including conducting a geological and structural assessment of the mine, which includes sampling, assessing infrastructure, power sources and equipment needs and determining personnel needed to work the mine.

It should be noted that until we conduct our exploration program in Colombia, we will not know how much infrastructure is there or what it will need to build and/or expand. As stated, we have a report from a geologist at CGM about the property from four years ago. That report provides us a basis to form our exploration program but not much more. Although there are roads into the property as noted from the report they probably will have to be expanded to move in the equipment required to get the mine operational. We will also have to determine what power source to use once it is determined at what pace we can begin to exploit the mine.

Our objective is to continue with the information we have which will give us targets to start bulk sampling, and expand on that. Then we will drill all the hot targets already documented, locate through our sampling information with the geologist new targets for possibly deeper drilling.

Mining is a very expensive and risky proposition. It is our intention to explore and mine the property to the best of our abilities.  However, if there are no funds available we will not be able to conduct our exploration program and we could be forced to find an alternate business opportunity with a better chance of being financed or go out of business.  If we receive a portion of the $727,057 we need to explore the Rafael mine, our exploration activities described below will be limited.  For instance, we may have to scale back personnel or equipment to complete our objectives. Any limitation in our designed plan may result in the failure to properly assess the mineral potential that may exist at the Rafael mine.  As such, not receiving full funding could be as devastating as no funds at all.

Set up Camp

Our VP of Mining Operations, David Young, will oversee hiring the initial personnel needed to set up camp at the site.  No member of our management team has visited the property. We plan to fly a 4 person crew to Columbia and hire 4 local miners to assist in setting up camp.  A geologist will be part of the 4 person crew that will fly to Columbia. We will need to pay the traveling crew for down time (time in airports, flight times down to Colombia, and general down time when not involved in direct mine work).  We will also need initial rental equipment and supplies. Below is a breakdown of costs associated with setting up camp at the Rafael mine.

	Units		Unit Cost	Total
Flights for crew	4	Flights	$3,000.00	$12,000.00
Crew Accommodations	8	Man Days	$250.00	$2,000.00
Crew Per Diems	16	Man Days	$75.00	$1,200.00
Opening crew, tools, groceries etc…	1		$17,500.00	$17,500.00
Camp Opening	20	Man Days	$495.00	$9,900.00
Groceries Camp Set up	20	Man Days	$85.00	$1,700.00
Camp Rental (includes pacto toilet block)	90	Days	$1,845	$166,050.00
Firearm	90	Days	$25	$2,250.00
Generator (26Kw)	90	Days	$55	$4,950.00
Camp ATV Trailer	90	Days	$150	$13,500.00
Iridium Phone	90	Days	$10	$900.00
Total Camp Set Up				$231,950.00

We will need labor to run the camp to assist the miners for a 90 day period. Below is a breakdown of the camp labor and rotation expenses.

Camp Manager	90	Days	$495.00	$44,550.00
Asst Manager	90	Days	$450.00	$40,500.00
Cook/Medic	90	Days	$465.00	$41,850.00
2nd Cook/Medic	90	Days	$435.00	$39,150.00
Local Hire Kitchen Help	90	Days	$360.00	$32,400.00
Local Core Cutters	90	Days	$300.00	$27,000.00
Total Camp Labor				$225,450.00

Manager Rotations	1	Flights	$3,000.00	$3,000.00
Manager Accommodations	2	Man Days	$250.00	$500.00
Manager Per Diems	2	Man Days	$75.00	$150.00
Cook Rotations	2	Flights	$3,000.00	$6,000.00
Cook Travel Accommodations	4	Man Days	$250.00	$1,000.00
Cook Per Diems	4	Man Days	$75.00	$300.00
Total Transport				$10,950.00

We will also need communications support, fuel and miscellaneous supplies for the 90 days, as stated below.

Communications
Phone, Internet and Sat TV	90	Days	$215.00	$19,350.00
Tech for Startup	5	Days	$850.00	$4,250.00
Tech Flights	1	Flights	$3,000.00	$3,000.00
Tech Hotels	2	Nights	$250.00	$500.00
Tech Per Diems	2	Man Days	$75.00	$150.00
Total Communications				$27,250.00

Fuel
Diesel	40	Drums	$318.55	$12,742.00
Propane	45	Bottles	$180.00	$8,100.00
Gasoline	20	Drums	$295.00	$5,900.00
Fuel Mobilization Flights	1	Flights	$4,500.00	$4,500.00
Fuel Mobilization Flights	1	Flights	$2,245.00	$2,245.00
Fuel Mobilization Flights	1	Flights	$4,200.00	$4,200.00
Fuel Total				$37,687.00

Misc Camp
Food	3,150	Man Days	$45.00	$141,750.00
Pacto Supplies	90	Days	$65.00	$5,850.00
Generator Oil	4	Pails	$155.00	$620.00
First Aid Equipment	90	Days	$95.00	$8,550.00
Misc Camp Total				$156,770.00

Sub Total	$690,057.00
Admin Fees	$35,000.00
Total	$725,057.00

Plan Following Exploration Program

Our total 90-day exploration plan will thus cost us $727,057.  Once we have completed our planned exploration, our management, in consultation with a geologist that will be part of the exploration program, will map out a plan to conduct mining activities at the Rafael mine.  As such, we will need to raise money to start our exploration program and any further recommendations for the next twelve months will be determined at a later date.  If there exists exploitable mineral reserves at the Rafael mine, we will need to establish a long term plan to conduct mining operations.  If there are no such reserves, or the reserves are inadequate to justify any further expenses, then we will have to reevaluate our opportunities, which may include abandoning our interest in the Rafael mine.

Competition

The mineral exploration industry, in general, is intensely competitive and even if commercial quantities of reserves are discovered, a ready market may not exist for the sale of the reserves.

Most companies operating in this industry are more established and have greater resources to engage in the production of mineral claims.  We were incorporated on March 26, 2004 and our operations are not well-established.  We have no cash on hand.  If we are able to raise money, we may exhaust all of our resources and be unable to complete full exploration of the Rafael mine.  There is also significant competition to retain qualified personnel to assist in conducting mineral exploration activities.   If a commercially viable deposit is found to exist and we are unable to retain additional qualified personnel, we may be unable to enter into production and achieve profitable operations.  These factors set forth above could inhibit our ability to compete with other companies in the industry and entered into production of the mineral claim if a commercial viable deposit is found to exist.

Numerous factors beyond our control may affect the marketability of any substances discovered.  These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.  The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result our not receiving an adequate return on invested capital.

Compliance with Government Regulation

Mining in Colombia is governed by the Mining Law 685 of 2001. It was modified by Law 1382 of February 9, 2010, which was declared unconstitutional through ruling C-366 of the Constitutional Court. The ruling stated that certain constitutional provisions were violated during process leading to its adoption.  The main argument was that the constitutional right to prior consultation afforded to indigenous and afro-descendant communities was violated. According to the Constitution, whenever a legislative or administrative measure may directly affect indigenous or afro-descendants, these people should be consulted about the proposed measures, through appropriate procedures and through their representative institutions.

The Constitutional Court deferred enforceability of Law 1382 for two years, starting May 11, 2011, on the condition that the Mining Code reform would be amended. Because Law 1382 was not amended within the time period required by the Constitutional Court, Columbia re-enacted the previous Mining Code provisions (Mining Law 685 of 2001).  This situation has caught the Public Ministry’s attention and, through the National auditor, it will carry out disciplinary investigations on the corresponding executive branch members that did not comply with the Constitutional Court’s requirement.

We are unable to ascertain the impact of this change and other future changes to the current mining laws at this time, which include a comprehensive overhaul of rules applicable to companies engaged in mining activities.  In addition, the Colombian government recently imposed a temporary moratorium on new application approvals.

The mining authorities in Colombia are as follows:

●	Ministry of Mines and Energy (“MME”).
●
NGEOMINAS (Colombian Institute of Geology and Mining): The MME had delegated the administration of mineral resources to INGEOMINAS and some Department (Provincial) Mining Delegations.  INGEOMINAS has two departments, the Geological Survey, and the Mines Department which is responsible for all mining contracts except where responsibility for the administration has been passed to the Departmental (Provincial) Mining Delegations.

●	Departmental Mining Delegations (Gobernaciones Delegadas): Administers mining contracts in the Departments with the most mining activity.
●
Mining Energy Planning Unit (UPME): Provides technical advice to the MME regarding planning for the development of the mining and energy sector and maintains the System of Colombian Mining Information (SIMCO).

All mineral resources belong to the state and can be explored and exploited by means of concession contracts granted by the state.  Under the Mining Law of 2001, there is a single type of concession contract covering exploration, construction and mining which is valid for 30 years and can be extended for another 20 years.

Concession contract areas are defined on a map with reference to a starting point (punto arcifinio) and distances and bearings, or by map coordinates.

A surface tax (canon superficiario) has to be paid annually in advance during the exploration and construction phases of the concession contract.  All taxes have been paid to date on the Rafael mine and we are compliant with the current framework of the mining laws. As we stated above, the laws could change in the future and we will endeavor to keep abreast of those changes and remain compliant.

Employees

We have no employees as of the date of this prospectus other than our management.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We do not currently have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Description of Property

Principal Place of Business

Our principal offices are located at 3270 Electricity Drive, Windsor, Ontario Canada N8W 5JL. Our lease is month to month.

Rafael Mine

The mining concession area is located in the municipalities of San Rafael and San Carlos in the Department of Antioquia, Columbia.  It is approximately 110 kilometers from the city of Medellin, Columbia.   Figure 1, below, shows the location of the mining concession area.

Legal Proceedings

We are not currently a party to any legal proceedings. We are not aware of any pending legal proceeding to which any of our officers, directors, or any beneficial holders of 5% or more of our voting securities are adverse to us or have a material interest adverse to us.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is quoted under the symbol “FIGO” on the OTCPink operated by OTC Markets Group, Inc.  Our reporting is presently not current and we have a “limited information” designation attached to our symbol.

There is currently no active trading market for our securities. There is no assurance that a regular trading market will develop, or if developed, that it will be sustained. Therefore, a shareholder may be unable to resell his securities in our company.

The following table sets forth the range of high and low bid quotations for our common stock for each of the periods indicated as reported by the OTCPink. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year Ending July 31, 2013
Quarter Ended	High $	Low $
July 31, 2013	.125	.125
April 30, 2013	.175	.175
January 31, 2013	.2125	.2125
October 31, 2012	.40	.125

Fiscal Year Ending July 31, 2012
Quarter Ended	High $	Low $
July 31, 2012	.015	.015
April 30, 2012	.10	.10
January 31, 2012	.20	.10
October 31, 2011	.225	.175

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and; (f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, shareholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have twenty-three (23) holders of record of our common stock.

Stock Option Grants

To date, we have not granted any stock options.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.  The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business, or;

2.
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Financial Statements

TABLE OF CONTENTS
Report of Independent Registered Public Accounting Firm	F-1

Balance Sheets - January 31, 2014, July 31, 2013 and July 31, 2012	F-2

Statements of Operations for the years ended July 31, 2013 and 2012	F-3

Statements of Operations for the six months ended January 31, 2014 and the period from May 26, 2004 (Inception) through January 31, 2014	F-4

Statements of Cash Flows for the years ended July 31, 2013 and 2012	F-5

Statements of Cash Flows for the six months ended January 31, 2014 and the period from May 26, 2004 (Inception) through January 31, 2014	F-6

Statement of Changes in Stockholders Equity (Deficit) from May 26, 2004 (Inception) through January 31, 2014	F-7

Notes to Financial Statements	F-8

Balance Sheets – April 30, 2014 and July 31, 2013	F-18

Statements of Operations for the three and nine months ended April 30, 2014 and 2013 and the period from May 26, 2004 (Inception) through April 30, 2014	F-19

Statements of Cash Flows for the nine months ended April 30, 2014 and 2013 and the period from May 26, 2004 (Inception) through April 30, 2014	F-20

Notes to Financial Statements	F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of FIGO Ventures, Inc. (Formerly AAA Energy, Inc., an exploration stage company)

We have audited the accompanying balance sheets of FIGO Ventures, Inc. (Formerly AAA Energy, Inc., an exploration stage company, the “Company”) as of January 31, 2014, July 31, 2013 and July 31, 2012, and the related statements of operations, stockholders’ equity, and cash flows for the six month period ended January 31, 2014, the years ended July 31, 2013 and 2012, and for the period from inception (May 26, 2004) to December 31, 2014. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Figo Ventures internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of January 31, 2014, July 31, 2013 and July 31, 2012, and the results of its operations and its cash flows for the six month period ended January 31, 2014, the years ended July 31, 2013 and 2012, and the period from inception (May 26, 2014) in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, Figo Ventures has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LL Bradford & Company, LLC

/S/ LL Bradford & Company, LLC

Sugar Land, Texas
March 28, 2014, except as to Note 8, which is as of July 8, 2014

FIGO Ventures, Inc. (Formerly AAA Energy, Inc.)
(An Exploration Stage Company)
Balance Sheets

Assets	January 31, 2014 (restated)	July 31, 2013 (restated)	July 31, 2012 (restated)
Mineral properties	$50,000	$-	$-
Total Assets	$50,000	$-	$-

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable and accrued liabilities	$30,708	$29,346	$29,567
Promissory notes	8,000
Convertible notes	289,140	289,140	289,140
Total Current Liabilities	327,848	318,486	318,707
Long Term Liabilities
Convertible promissory notes, net of discount(Original Note Amount $45,000 and discount $39,605 at January 31,2014)	5,395	-	-
Total Liabilities	333,243	318,486	318,707
Commitments and Contingencies
Stockholders’ Equity (Deficit)
Preferred stock, par value $.001; 10,000,000, 10,000,000 and 0 shares authorized; none issued and outstanding at January 31, 2014, July 31, 2013 and 2012, respectively	-	-	-
Common stock, par value $.001; 250,000,000, 90,000,000 and 100,000,000 shares authorized; 53,570,880, 3,570,880 and 1,370,880 shares issued and outstanding at January 31, 2014, July 31, 2013 and 2012, respectively	53,571	3,571	1,371
Additional paid in capital	416,236	371,236	367,436
Deficit accumulated during exploration stage	(708,050)	(693,293)	(687,514)
Treasury stock - 200,000 shares at cost	(45,000)	-	-
Total Stockholders’ Equity (Deficit)	(283,243)	(318,486)	(318,707)

Total Liabilities and Stockholders’ Equity (Deficit)	$50,000	$-	$-

The Accompanying Notes are an Integral Part of these Financial Statements

FIGO Ventures, Inc. (Formerly AAA Energy, Inc.)
(An Exploration Stage Company)
Statements of Operations

	Years Ended July 31,
	2013 (restated)	2012 (restated)

Sales	$-	$-
Selling, general and administrative expenses	5,779	950

Loss from operations	(5,779)	(950)

Other (income) expense
Interest Expense	-	-
Total other (income) expense	-	-

Net income (loss)	$(5,779)	$(950)

Income (loss) Per Common Share - Basic and diluted	$(0.00)	$(0.00)

Weighted Average Shares Outstanding	3,058,551	1,370,880

The Accompanying Notes are an Integral Part of these Financial Statements

FIGO Ventures, Inc. (Formerly AAA Energy, Inc.)
(An Exploration Stage Company)
Statements of Operations

	Six Months Ended January 31, 2014 (restated)	Period from Inception (May 26, 2004) to January 31, 2014 (restated)
Sales	$-	$-
Selling, general and administrative expenses	8,000	422,846
Loss from operations	(8,000)	(422,846)
Other (income) expense
Interest expense	1,362	279,809
Amortization of debt discount	5,395	5,395
Total other (income) expense	6,757	285,204
Net loss	$(14,757)	$(708,050)
Loss Per Common Share - Basic and diluted	$(0.00)
Weighted Average Shares Outstanding	13,539,358

The Accompanying Notes are an Integral Part of these Financial Statements

FIGO Ventures, Inc. (Formerly AAA Energy, Inc.)
(An Exploration Stage Company)
Statements of Cash Flows

	Years Ended July 31,
	2013 (restated)	2012 (restated)
Cash Flows From Operating Activities:
Net income (loss)	$(5,779)	$(950)
Adjustments to reconcile net income (loss) to net cash used in operating activities Increase (decrease) in:
Accounts payable and accrued liabilities	(221)	950

Net Cash Used In Operating Activities	(6,000)	-
Cash Flows From Financing Activities:
Proceeds from the sale of common stock	6,000	-
Net Cash Provided by Financing Activities	6,000	-

Net change in cash	-	-
Cash at beginning of period	-	-
Cash at end of period	$-	$-

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

The Accompanying Notes are an Integral Part of these Financial Statements

FIGO Ventures, Inc. (Formerly AAA Energy, Inc.)
(An Exploration Stage Company)
Statements of Cash Flows

	For the Six Months Ended January 31, 2014 (restated)	For the period from Inception (May 26, 2004) to January 31, 2014 (restated)
Cash Flows From Operating Activities:
Net loss	$(14,757)	$(708,050)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization of debt discount	5,395	5,395
Common stock issued for mineral property costs	-	500
Changes in:
Prepaid expenses	-	(24,681)
Accounts payable and accrued liabilities	-	47,551
Accrued interest expense	1,362	279,809
Net Cash Used In Operating Activities	(8,000)	(399,476)
Cash Flows From Financing Activities:
Proceeds from the sale of common stock	-	100,000
Due to related party	-	6,476
Proceeds from convertible promissory notes	45,000	330,000
Proceeds from promissory notes	8,000	8,000
Net Cash Provided by Financing Activities	53,000	444,476
Cash Flows From Financing Activities:
Purchase of 200,000 shares of treasury stock	(45,000)	(45,000)
Net Cash Used in Investing Activities	(45,000)	(45,000)

Net change in cash	-	-
Cash at beginning of period	-	-
Cash at end of period	$-	$-

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Supplemental disclosures of non-cash investing and financing activities:
Increase in debt discount due to beneficial conversion feature	$45,000	$45,000
Shares issued for mineral property lease assumption	$50,000	$50,000

The Accompanying Notes are an Integral Part of these Financial Statements

FIGO Ventures, Inc. (Formerly AAA Energy, Inc.)
(An Exploration Stage Company)
Statement of Changes in Stockholders Equity (Deficit)

	Common Stock		Additional Paid-In	Accumulated	Treasury	Stockholders’ Equity
	Shares	Amount	Capital	Deficit	Stock	(Deficit)
Balance May 26, 2004 (Inception)	-	$-	$-	$-	$-	$-
Capital stock issued for cash
June, 2004 at $.004167	720,000	720	2,280	-	- -	3,000
June, 2004 at $.041667	432,000	432	17,568	-	-	18,000
July, 2004 at $.20833	48,000	48	9,952	-	-	10,000
Capital stock issued for mineral property	120,000	120	380	-	-	500
Net loss, May 26, 2004 (Inception) to July 31, 2004	-	-	-	(4,064)	-	(4,064)
Capital stock issued for cash
August, 2004 at $1.04167	2,880	3	2,997	-	-	3,000
Net loss, year ended July 31, 2005	-	-	-	(21,511)	-	(21,511)
Capital stock issued for cash
July, 2006 at $1.25	48,000	48	59,952	-	-	60,000
Net loss, year ended July 31, 2006	-	-	-	(36,042)	-	(36,042)
Beneficial conversion feature of convertible debt	-	-	174,307	-	-	174,307
Net loss, year ended July 31, 2007	-	-	-	(197,161)		(197,161)
Beneficial conversion feature of convertible debt	-	-	100,000	-	-	100,000
Net loss, year ended July 31, 2008	-	-	-	(369,352)	-	(369,352)
Inactive August 1, 2008 to July 31, 2011
Net income, year ended July 31, 2012	-	-	-	(950)	-	(950)
Balance, July 31, 2012 (restated)	1,370,880	1,371	367,436	(687,514)	-	(318,707)
Common stock issued for cash at $.00011 per share	2,200,000	2,200	3,800	-	-	6,000
Net loss, year ended July 31, 2013	-	-	-	(5,779)	-	(5,779)
Balance, July 31, 2013 (restated)	3,570,880	3,571	371,236	(693,293)	-	(318,486)
Acquisition of treasury shares at $0.225 per share	(200,000)	-	-	-	(45,000)	(45,000)
Beneficial conversion feature on convertible promissory notes	-	-	45,000	-	-	45,000
Common stock issued in exchange for lease assumption	50,000,000	50,000	-	-	-	50,000
Net loss, six months ended January 31, 2014	-	-	-	(14,757)	-	(14,757)
Balance, January 31, 2014 (restated)	53,370,880	$53,571	$416,236	$(708,050)	$(45,000)	$(283,243)

The Accompanying Notes are an Integral Part of these Financial Statements

FIGO Ventures, Inc. (Formerly AAA Energy, Inc.)
(An Exploration Stage Company)
Notes to Financial Statements
January 31, 2014, July 31, 2013 and 2012

NOTE 1 – ORGANIZATION

FIGO Ventures, Inc. (Formerly AAA Energy, Inc., ‘the Company’) was incorporated under the laws of the State of Nevada on May 26, 2004. The Company was an Exploration Stage Company with the principle business being the acquisition and exploration of resource properties.

The Company had allowed its charter with the state of Nevada to be revoked by the Secretary of State for failure to file the required annual lists and pay the required annual fees. Its last known officers and directors reflected in the records of the Secretary of State were unresponsive or stated they were no longer involved with the Corporation. The purported replacement officers and directors were unresponsive.

On September 14, 2012, NPNC Management, LLC filed a petition in the Eighth Judicial District Court in Clark County, Nevada and was appointed custodian of The Company on October 15, 2012.

In order to obtain basic operating capital to pay for the reinstatement of the Company’s good standing with the Nevada Secretary of State, to bring the Company’s account current with creditors essential for the reorganization of the Company, such as the transfer agent, and for basic general corporate purposes, on October 24, 2012, the interim board authorized the sale of 55,000,000 (2,200,000 split adjusted) shares of common stock for $6,000 to NPNC Management, LLC, in a private placement transaction exempt from the Securities Act of 1933, as amended, pursuant to section 4(2) thereof and the rules and regulations promulgated there under.

On October 24, 2012, NPNC Management, LLC appointed Bryan Clark as director of the Company, to hold office until such time as the shareholders elected a board. The interim board, consisting of Mr. Clark, further acted to appoint Mr. Clark as president, treasurer, and secretary of the Company, to act on behalf of the Company, and to hold such offices until removed by any subsequent board elected by the shareholders.

On November 13, 2013, Bryan Clark tendered his resignation from all positions as an Officer and Director of the Company and the Board appointed Anna Wlodarkiewicz as a Director, President, Secretary and Treasurer of the Company.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Figo Ventures’ current business plan is to acquire and explore mineral properties with development potential primarily in Columbia, South America. It currently has no operations, is in the exploration stage and has acquired only on mineral property in a lease assumption acquired through this issuance of common shares.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principle generally accepted in the United States of America.

Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As of January 31, 2014, Figo Ventures has an accumulated deficit of $391,543. Our ability to continue as a going concern is contingent upon the successful completion of additional financing arrangements and our ability to achieve and maintain profitable operations. While we are expanding our best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations. These conditions raise substantial doubt about our ability to continue as a going concern. These financial statements do not include any adjustments that might arise from this uncertainty.

FIGO Ventures, Inc. (Formerly AAA Energy, Inc.)
(An Exploration Stage Company)
Notes to Financial Statements
January 31, 2014, July 31, 2013 and 2012

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements

Accounting Standards Codification (“ASC”) 820-10, Fair Value Measurements, defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820-10 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the Note principal or the most advantageous market for an asset or liability in an orderly transaction between participants on the measurement date. Valuation techniques used to measure fair value under ASC 820-10 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on the levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

• Level 1 - Quoted prices in active markets for identical assets or liabilities.

• Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or corroborated by observable market data or substantially the full term of the assets or liabilities.

• Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the value of the assets or liabilities

Convertible Instruments

Figo Ventures accounts for convertible debt with beneficial conversion features in accordance with ASC 470-20, which requires us to recognize separately, at issuance, the embedded beneficial conversion feature as a discount to the debt. The recognition is done by allocating a portion of the proceeds equal to the intrinsic value of that feature as a debt discount. The intrinsic value is calculated as the difference between the effective conversion price of the convertible debt and the fair value of the shares at issuance date.

FIGO Ventures, Inc. (Formerly AAA Energy, Inc.)
(An Exploration Stage Company)
Notes to Financial Statements
January 31, 2014, July 31, 2013 and 2012

Long-lived assets

Long-lived assets, including investments to be held and used or disposed of other than by sale, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When required, impairment losses on assets to be held and used or disposed of other than by sale are recognized based on the fair value of the asset. Long-lived assets to be disposed of by sale are reported at the lower of the asset’s carrying amount or fair value less cost to sell.

Income Taxes

Figo Ventures accounts for income taxes pursuant to FASB ASC 740—Income Taxes, which requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Figo Ventures provides for deferred taxes on temporary differences between the financial statements and tax basis of assets using the enacted tax rates that are expected to apply to taxable income when the temporary differences are expected to reverse.

FASB ASC 740 establishes a more-likely-than-not threshold for recognizing the benefits of tax return positions in the financial statements. Also, the statement implements a process for measuring those tax positions that meet the recognition threshold of being ultimately sustained upon examination by the taxing authorities. There are no uncertain tax positions taken by Figo Ventures on its tax returns. Figo Ventures files tax returns in the U.S. and states in which it has operations and is subject to taxation. Tax years subsequent to 2008 remain open to examination by U.S. federal and state tax jurisdictions.

Fair value of financial instruments

Figo Ventures’ financial instruments consist of payables and long-term debt. The carrying amount of payables approximates fair value because of the short-term nature of these items. The carrying amount of long-term debt approximates fair value due to the relationship between the interest rate on long-term debt and Figo Ventures’ incremental risk adjusted borrowing rate.

Net Loss per Common Share

Basic earnings per share (“EPS”) is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted EPS gives effect to all dilutive potential of shares of common stock outstanding during the period including stock options or warrants, using the treasury stock method (by using the average stock price for the period to determine the number of shares assumed to be purchased from the exercise of stock options or warrants), and convertible debt or convertible preferred stock, using the if-converted method.

Since Figo Ventures reflected a net loss for the six months ended January 31, 2014, the effect of considering any common stock equivalents, if exercisable, would have been anti-dilutive. A separate computation of diluted loss per share is not presented.

FIGO Ventures, Inc. (Formerly AAA Energy, Inc.)
(An Exploration Stage Company)
Notes to Financial Statements
January 31, 2014, July 31, 2013 and 2012

Common stock equivalents are as follows:

	January 31, 2014	July 31, 2013	July 31, 2012
Convertible Debt	20,000,000	-	-

Total common stock equivalents	20,000,000	-	-

Recent Accounting Pronouncements

Figo Ventures has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – PROMISSORY NOTES
On January 11, 2007, the Company entered into an agreement with a third party (the “Lender"), whereby the Lender would advance the Company up to $1,000,000 (the "Note"), from time to time. All such amounts advanced under the Note will comprise the principal amount which bears interest at 10% per annum and matures on January 11, 2009. The principal amount will be subject to conversion terms, whereby at any time from the date of the Note until the date that the Company repays the entire amount of principal to the Lender, the Lender at its sole option, may convert a portion, or all, of the principal amount outstanding into units in the capital stock of the Company. Each $0.40 of principal outstanding at the time of conversion may be converted into one unit consisting of one common share and one non-transferable share purchase warrant exercisable for a period of up to two years from the date of conversion. Each warrant shall entitle the Lender to purchase an additional common share of the Company at $0.60 during the term of the warrants. The note balance at January 31, 2014, July 31, 2013 and 2012 was $289,140, respectively. The accrued interest remaining balance at January 31, 2014, July31, 2013 and 2012 was $ 27,367 respectively. The beneficial conversion remaining balance applicable to this note at January 31, 2014, July 31, 2013 and 2012 was zero.

On November 1, 2013, Figo Ventures issued three convertible promissory notes for a total of $45,000. The notes mature on November 30, 2015 and accrue interest at a rate of 12% per annum. The note principal and accrued interest is convertible at a price of $.00225 per share. At issuance the fair market value of Figo Ventures’ common stock was $.1175 per share. The conversion feature of the note is considered beneficial to the investor due to the conversion price for the convertible note being lower than the fair market value of the common stock on the date the note was issued. The beneficial conversion feature was recorded as a discount of the debt of $45,000 and is being amortized over the lives of the convertible debt. The unamortized discount as of January 31, 2014 and July 31, 2013 and 2012 was $39,605, $0 and $0, respectively and interest accrued on the notes was $1,346, $0 and $0, respectively.

These notes are convertible into 20,000,000 shares. Accrued interest on November 30, 2014 will convert into an additional 2,500,000 shares. Upon conversion, the face value of the notes will be eliminated with an offsetting entry into common stock and any unamortized discount will be credited to additional paid in capital.

On January 15, 2014, and January 30, 2014, Figo Ventures issued promissory notes for $3,000 and $5,000. The notes mature on January 15, 2015 and January 30, 2015 and accrue interest at a rate of 12% per annum. As of January 31, 2014, July 31, 2013 and 2012 accrued interest on the notes was $16, $0 and $0, respectively.

NOTE 4 – STOCKHOLDERS’ EQUITY

In order to obtain basic operating capital to pay for the reinstatement of the Company’s good standing with the Nevada Secretary of State, to bring the Company’s account current with creditors essential for the reorganization of the Company and for basic general corporate purposes, on October 24, 2012, the interim board authorized the sale of 55,000,000 (2,200,000 split adjusted) shares of common stock for $6,000, in a private placement transaction exempt from the Securities Act of 1933.

FIGO Ventures, Inc. (Formerly AAA Energy, Inc.)
(An Exploration Stage Company)
Notes to Financial Statements
January 31, 2014, July 31, 2013 and 2012

On November 14, 2012, Figo Ventures filed an amendment to its Articles of Incorporation whereby the aggregate number of shares which the Company shall have authority to issue is 100,000,000 shares, consisting of two classes to be designated, respectively, “Common Stock” and “Preferred Stock,” with all of such shares having a par value of $.001 per share. The total number of shares of Common Stock that the Company shall have authority to issue is ninety million 90,000,000 shares. The total number of shares of Preferred Stock that the Company shall have authority to issue is 10,000,000 shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors.

On November 13, 2013, a Stock Repurchase Agreement was entered into by and among Figo Ventures, Inc. (Formerly AAA Energy, Inc.) and NPNC Management, LLC., whereby Figo Ventures repurchased 5,000,000 (200,000 split adjusted) shares of Figo Ventures’ common stock for a purchase price of $45,000. The purchase price was paid in cash and has been accounted for in these financial statements as treasury stock. The $45,000 used to purchase the treasury shares was obtained as the proceeds of the convertible notes described more fully in Note 3 – Convertible notes payable.

On November 20, 2013, the Board of Directors authorized a 1-for-25 reverse stock split of common stock to stockholders of record on November 20, 2013. Per-share amounts in the accompanying financial statements have been adjusted for the split. After the reverse split Figo Ventures has 3,370,880 shares of common stock outstanding.

On November 26, 2013, the Board of Directors approved an amendment to Figo Ventures’ Articles of Incorporation to increase the aggregate number of shares which the Corporation shall have the authority to issue to 260,000,000 shares, consisting of two classes to be designated, respectively, “Common Stock” and “Preferred Stock,” with all such shares having a par value of $.001 per share. The total number of shares of Common Stock that the Company shall have authority to issue is 250,000,000 shares. The total number of shares of Preferred Stock that the Company shall have authority to issue is 10,000,000 shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors.

On December 25, 2013, Figo Ventures entered into a lease assumption agreement with CGM Resources Limited. Under the terms of the agreement, the concessions for the mining operations at the San Rafael mine have been assigned to Figo Ventures in exchange for 50,000,000 shares of common stock. The mine covers 233.50 hectares in the Municipalities of San Carlos and San Rafael, Antiocha, Colombia. The lease assumption has been valued at the par value of the shares issued in exchange for the assumption of the lease $50,000.

FIGO Ventures, Inc. (Formerly AAA Energy, Inc.)
(An Exploration Stage Company)
Notes to Financial Statements
January 31, 2014, July 31, 2013 and 2012

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Litigations, Claims and Assessments

Figo Ventures may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise that may harm its business. Figo Ventures is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

On December 25, 2013, Figo Ventures entered into a lease assumption agreement with CGM Resources Limited. Under the terms of the agreement, the concessions for the mining operations at the San Rafael mine have been assigned to Figo Ventures in exchange for 50,000,000 shares of common stock. The mine covers 233.50 hectares in the Municipalities of San Carlos and San Rafael, Antiocha, Colombia.

NOTE 6 – INCOME TAXES

Figo Ventures experienced a change in control during the year ending July 31, 2013 and is subject to the limitations on utilization of net operating loss carry forwards applied by Section 382 of the Internal Revenue Code. Accordingly, although it has note operating loss carry forwards of approximately $708,000 as of January 31, 2014, its net deferred tax benefit is zero.

NOTE 7 – SUBSEQUENT EVENTS

In accordance with ASC 855, Subsequent Events, Figo Ventures has evaluated subsequent events through March 28, 2014, the date of issuance of the audited financial statements and has determined it does not have any material subsequent events to disclose.

NOTE 8 – RESTATEMENT

In conjunction with the preparation of a registration statement under the Securities Act of 1933, the Company’s management became aware that the Company’s financial statements in the annual report for the year ended July 31, 2012 erroneously recorded the extinguishment of debt of $289,140 and related accrued interest of $27,367, for a total of $316,507, due to the passage of time.  Management has determined that the debt should not have been removed from the books.  Accordingly, the balance in accounts payable and accrued liabilities was increased by $27,367 and the debt of $289,140 was put back on the books.  As a result, the deficit accumulated during the exploration stage was increased by $316,507.

NOTE 8 – RESTATEMENT (cont’d)

The following tables summarize the effect of corrections on the consolidated financial statements as of the years ended July 31, 2012 and 2013 and the six months ended January 31, 2014:

July 31, 2012 Balance sheet

	As reported	Adjustments	As restated
Assets
Mineral properties	-	-	-
Total assets	-	-	-

Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable and accrued liabilities	2,200	27,367	29,567
Promissory notes	-	-	-
Convertible notes	-	289,140	289,140
Total current liabilities	2,200	316,507	318,707
Long Term Liabilities
Convertible promissory notes, net	-	-	-
Total liabilities	2,200	316,507	318,707
Stockholders' deficit
Preferred stock	-	-	-
Common stock	1,371	-	1,371
Additional paid in capital	367,436	-	367,436
Deficit accumulated during exploration stage	(371,007)	(316,507)	(687,514)
Treasury stock	-	-	-
Total stockholders' deficit	(2,200)	(316,507)	(318,707)

Total liabilities and stockholders' deficit	-	-	-

Statement of Operations
	As reported	Adjustments	As restated
Sales	-	-	-
Selling, general and administrative expensesd	950	-	950
Loss from operations	(950)	-	(950)

Other (income) expense
Debt extinguishment income	(316,507)	316,507	-
Interest expense	-	-	-
Total other (income) expense	(316,507)	316,507	-
Net income (loss)	315,557	(316,507)	(950)
Net loss per common share	0.23	(0.23)	0.00

NOTE 8 – RESTATEMENT (cont’d)

July 31, 2013
	As reported	Adjustments	As restated
Assets
Mineral properties	-	-	-
Total assets	-	-	-

Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable and accrued liabilities	1,979	27,367	29,346
Promissory notes	-	-	-
Convertible notes	-	289,140	289,140
Total current liabilities	1,979	316,507	318,486
Long Term Liabilities
Convertible promissory notes, net	-	-	-
Total liabilities	1,979	316,507	318,486

Stockholders' deficit
Preferred stock	-	-	-
Common stock	3,571	-	3,571
Additional paid in capital	371,236	-	371,236
Deficit accumulated during exploration stage	(376,786)	(316,507)	(693,293)
Treasury stock	-	-	-
Total stockholders' deficit	(1,979)	(316,507)	(318,486)
Total liabilities and stockholders' deficit	-	-	-

Statement of Operations
	As reported	Adjustments	As restated
Sales	-	-	-
Selling, general and administrative expensesd	5,779	-	5,779
Loss from operations	(5,779)	-	(5,779)

Other (income) expense
Debt extinguishment income	-	-	-
Interest expense	-	-	-
Total other (income) expense	-	-	-
Net income (loss)	(5,779)	-	(5,779)
Net loss per common share	0.00	0.00	-
Weighted Average Shares Outstanding	3,058,551		3,058,551

NOTE 8 – RESTATEMENT (cont’d)

January 31, 2014
	As reported	Adjustments	As restated
Assets
Mineral properties	50,000	-	50,000
Total assets	50,000	-	50,000

Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable and accrued liabilities	3,341	27,367	30,708
Promissory notes	8,000	-	8,000
Convertible notes	-	289,140	289,140
Total current liabilities	11,341	316,507	327,848
Long Term Liabilities	5,395		5,395
Convertible promissory notes, net	-	-	-
Total liabilities	16,736	316,507	333,243
Stockholders' deficit
Preferred stock	-	-	-
Common stock	53,571	-	53,571
Additional paid in capital	416,236	-	416,236
Deficit accumulated during exploration stage	(391,543)	(316,507)	(708,050)
Treasury stock	(45,000)	-	(45,000)
Total stockholders' deficit	33,264	(316,507)	(283,243)
Total liabilities and stockholders' deficit	50,000	-	50,000

Statement of Operations
	As reported	Adjustments	As restated
Sales	-	-	-
Selling, general and administrative expensesd	8,000	-	8,000
Loss from operations	(8,000)	-	(8,000)
Other (income) expense
Debt extinguishment income	-	-
Interest expense	1,362	-	1,362
Amortization of debt discount	5,395	-	5,395
Total other (income) expense	6,757	-	6,757
Net income (loss)	(14,757)	-	(14,757)
Net loss per common share	0.00	0.00	0.00
Weighted Average Shares Outstanding	13,539,358	-	13,539,358

NOTE 8 – RESTATEMENT (cont’d)

From inception to January 31, 2014
Statement of Operations
	As reported	Adjustments	As restated
Sales	-	-	-
Selling, general and administrative expensesd	422,846	-	422,846
Loss from operations	(422,846)	-	(422,846)

Other (income) expense
Debt extinguishment income	(316,507)	316,507	-
Interest expense	279,809	-	279,809
Amortization of debt discount	5,395	-	5,395
Total other (income) expense	(31,303)	316,507	285,204

Net income (loss)	(391,543)	(316,507)	(708,050)

Net loss per common share	0.00	0.00	0.00

Weighted Average Shares Outstanding	13,539,358	-	13,539,358

FIGO Ventures, Inc. (Formerly AAA Energy, Inc.)
(An Exploration Stage Company)
Balance Sheets
(unaudited)

	April 30, 2014	July 31, 2013
Assets
Mineral properties	$50,000	$-
Total Assets	$50,000	$-

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable and accrued liabilities	$39,660	$29,346
Promissory notes	17,387	-
Convertible notes	289,140	289,140
Loan payable to related party	1,945	-
Total Current Liabilities	348,132	318,486
Long Term Liabilities
Convertible promissory notes, net of discount (Original Note Amount $45,000 and discount $29,220 at April 30,2014)	15,155	-
Total Liabilities	363,287	318,486
Commitments and Contingencies
Stockholders’ Equity (Deficit)
Preferred stock, par value $.001; 10,000,000, 10,000,000 and 0 shares authorized; none issued and outstanding at April 30, 2014, and July 31, 2013, respectively	-	-
Common stock, par value $.001; 250,000,000 and 90,000,000 shares authorized; 53,570,880 and 3,570,880 shares issued and outstanding at April 30, 2014 and July 31, 2013, respectively	53,571	3,571
Additional paid in capital	416,236	371,236
Deficit accumulated during exploration stage	(738,094)	(693,293)
Treasury stock - 200,000 shares at cost	(45,000)	-
Total Stockholders’ Equity (Deficit)	(313,287)	(318,486)

Total Liabilities and Stockholders’ Equity (Deficit)	$50,000	$-

The Accompanying Notes are an Integral Part of these Financial Statements

FIGO Ventures, Inc. (Formerly AAA Energy, Inc.)
(An Exploration Stage Company)
Statements of Operations
(unaudited)

	Three months ended April 30,		Nine months ended April 30,		Period from Inception (May 26, 2004) to April 30,
	2014	2013	2014	2013	2014

Sales	$-	$-	$-	$-	$-
Selling, general and administrative expenses	17,689	1,445	25,689	4,334	440,535

Loss from operations	(17,689)	(1,445)	(25,689)	(4,334)	(440,535)

Other (income) expense
Amortization of debt discount	10,607	-	16,092	-	16,092
Interest Expense	1,658	-	3,020	-	281,467
Total other (income) expense	12,265	-	19,112	-	297,559

Net income (loss)	$(30,044)	$(1,445)	$(44,801)	$(4,334)	$(738,094)

Income (loss) Per Common Share - Basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted Average Shares Outstanding	53,370,880	3,570,880	26,609,115	2,891468,

The Accompanying Notes are an Integral Part of these Financial Statements

FIGO Ventures, Inc. (Formerly AAA Energy, Inc.)
(An Exploration Stage Company)
Statements of Cash Flows
(unaudited)

	For the Nine Months Ended April 30,		For the period from inception (May 26, 2004) to April 30,
	2014	2013	2014
Cash Flows From Operating Activities:
Net loss	$(44,801)	$(4,334)	$(738,094)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization of debt discount	16,092	-	16,092
Common stock issued for mineral property costs	-	-	500
Changes in:		-
Prepaid expenses	-		(24,681)
Accounts payable and accrued liabilities	10,314	(1,666)	336,312
Net Cash Used In Operating Activities	(18,395)	(6,000)	(409,871)
Cash Flows From Financing Activities:
Proceeds from the sale of common stock	-	6,000	100,000
Due to related party	-	-	6,476
Proceeds from convertible promissory notes	61,450	-	346,450
Proceeds from related party advance	1,945	-	1,945
Proceeds from promissory notes	-	-	-
Net Cash Provided by Financing Activities	63,395	-	454,871
Cash Flows From Financing Activities:
Purchase of 200,000 shares of treasury stock	(45,000)	-	(45,000)
Net Cash Used in Investing Activities	(45,000)	-	(45,000)

Net change in cash	-	-	-
Cash at beginning of period	-	-	-
Cash at end of period	$-	$-	$-

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-	$-
Cash paid for taxes	$-	$-	$-

Supplemental disclosures of non-cash investing and financing activities:
Increase in debt discount due to beneficial conversion feature	$46,250	$-	$46,250
Shares issued for mineral property lease assumption	$50,000	$-	$50,000

The Accompanying Notes are an Integral Part of these Financial Statements

FIGO Ventures, Inc. (Formerly AAA Energy, Inc.)
(An Exploration Stage Company)
Statement of Changes in Stockholders Equity (Deficit)
(unaudited)

	Common Stock		Additional Paid-In	Accumulated	Treasury	Stockholders’ Equity
	Shares	Amount	Capital	Deficit	Stock	(Deficit)
Balance May 26, 2004 (Inception)	-	$-	$-	$-	$-	$-
Capital stock issued for cash
June, 2004 at $.004167	720,000	720	2,280	-	- -	3,000
June, 2004 at $.041667	432,000	432	17,568	-	-	18,000
July, 2004 at $.20833	48,000	48	9,952	-	-	10,000
Capital stock issued for mineral property	120,000	120	380	-	-	500
Net loss, May 26, 2004 (Inception) to July 31, 2004	-	-	-	(4,064)	-	(4,064)
Capital stock issued for cash
August, 2004 at $1.04167	2,880	3	2,997	-	-	3,000
Net loss, year ended July 31, 2005	-	-	-	(21,511)	-	(21,511)
Capital stock issued for cash
July, 2006 at $1.25	48,000	48	59,952	-	-	60,000
Net loss, year ended July 31, 2006	-	-	-	(36,042)	-	(36,042)
Beneficial conversion feature of convertible debt	-	-	174,307	-	-	174,307
Net loss, year ended July 31, 2007	-	-	-	(197,161)		(197,161)
Beneficial conversion feature of convertible debt	-	-	100,000	-	-	100,000
Net loss, year ended July 31, 2008	-	-	-	(369,352)	-	(369,352)
Inactive August 1, 2008 to July 31, 2011
Net income, year ended July 31, 2012	-	-	-	(950)	-	(950)
Balance, July 31, 2012	1,370,880	1,371	367,436	(687,514)	-	(318,707)
Common stock issued for cash at $.00011 per share	2,200,000	2,200	3,800	-	-	6,000
Net loss, year ended July 31, 2013	-	-	-	(5,779)	-	(5,779)
Balance, July 31, 2013	3,570,880	3,571	371,236	(693,293)	-	(318,486)
Acquisition of treasury shares at $0.225 per share	(200,000)	-	-	-	(45,000)	(45,000)
Beneficial conversion feature on convertible promissory notes	-	-	45,000	-	-	45,000
Common stock issued in exchange for lease assumption	50,000,000	50,000	-	-	-	50,000
Net loss, nine months ended April 30, 2014	-	-	-	(44,801)	-	(44,801)
Balance, April 30, 2014	53,370,880	$53,571	$416,236	$(738,094)	$(45,000)	$(313,287)

The Accompanying Notes are an Integral Part of these Financial Statements

FIGO Ventures, Inc. (Formerly AAA Energy, Inc.)
(An Exploration Stage Company)
Notes to Financial Statements
April 30, 2014
(unaudited)

NOTE 1 – ORGANIZATION

FIGO Ventures, Inc. (Formerly AAA Energy, Inc., ‘the Company’) was incorporated under the laws of the State of Nevada on May 26, 2004. The Company was an Exploration Stage Company with the principle business being the acquisition and exploration of resource properties.

The Company had allowed its charter with the state of Nevada to be revoked by the Secretary of State for failure to file the required annual lists and pay the required annual fees. Its last known officers and directors reflected in the records of the Secretary of State were unresponsive or stated they were no longer involved with the Corporation. The purported replacement officers and directors were unresponsive.

On September 14, 2012, NPNC Management, LLC filed a petition in the Eighth Judicial District Court in Clark County, Nevada and was appointed custodian of The Company on October 15, 2012.

In order to obtain basic operating capital to pay for the reinstatement of the Company’s good standing with the Nevada Secretary of State, to bring the Company’s account current with creditors essential for the reorganization of the Company, such as the transfer agent, and for basic general corporate purposes, on October 24, 2012, the interim board authorized the sale of 55,000,000 (2,200,000 split adjusted) shares of common stock for $6,000 to NPNC Management, LLC, in a private placement transaction exempt from the Securities Act of 1933, as amended, pursuant to section 4(2) thereof and the rules and regulations promulgated there under.

On October 24, 2012, NPNC Management, LLC appointed Bryan Clark as director of the Company, to hold office until such time as the shareholders elected a board. The interim board, consisting of Mr. Clark, further acted to appoint Mr. Clark as president, treasurer, and secretary of the Company, to act on behalf of the Company, and to hold such offices until removed by any subsequent board elected by the shareholders.

On November 13, 2013, Bryan Clark tendered his resignation from all positions as an Officer and Director of the Company and the Board appointed Anna Wlodarkiewicz as a Director, President, Secretary and Treasurer of the Company.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Figo Ventures’ current business plan is to acquire and explore mineral properties with development potential primarily in Columbia, South America. It currently has no operations, is in the exploration stage and has acquired only on mineral property in a lease assumption acquired through this issuance of common shares.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principle generally accepted in the United States of America.

Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As of April 30, 2014, Figo Ventures has an accumulated deficit of $738,094. Our ability to continue as a going concern is contingent upon the successful completion of additional financing arrangements and our ability to achieve and maintain profitable operations. While we are expanding our best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations. These conditions raise substantial doubt about our ability to continue as a going concern. These financial statements do not include any adjustments that might arise from this uncertainty.

FIGO Ventures, Inc. (Formerly AAA Energy, Inc.)
(An Exploration Stage Company)
Notes to Financial Statements
April 30, 2014
(unaudited)

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements

Accounting Standards Codification (“ASC”) 820-10, Fair Value Measurements, defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820-10 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the Note principal or the most advantageous market for an asset or liability in an orderly transaction between participants on the measurement date. Valuation techniques used to measure fair value under ASC 820-10 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on the levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

●    Level 1 - Quoted prices in active markets for identical assets or liabilities.

●    Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or corroborated by observable market data or substantially the full term of the assets or liabilities.

●    Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the value of the assets or liabilities

Convertible Instruments

Figo Ventures accounts for convertible debt with beneficial conversion features in accordance with ASC 470-20, which requires us to recognize separately, at issuance, the embedded  beneficial conversion feature as a discount to the debt. The recognition is done by allocating a portion of the proceeds equal to the intrinsic value of that feature as a debt discount. The intrinsic value is calculated as the difference between the effective conversion price of the convertible debt and the fair value of the shares at issuance date.

FIGO Ventures, Inc. (Formerly AAA Energy, Inc.)
(An Exploration Stage Company)
Notes to Financial Statements
April 30, 2014
(unaudited)

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Long-lived assets

Long-lived assets, including investments to be held and used or disposed of other than by sale, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When required, impairment losses on assets to be held and used or disposed of other than by sale are recognized based on the fair value of the asset. Long-lived assets to be disposed of by sale are reported at the lower of the asset’s carrying amount or fair value less cost to sell.

Income Taxes

Figo Ventures accounts for income taxes pursuant to FASB ASC 740—Income Taxes, which requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Figo Ventures provides for deferred taxes on temporary differences between the financial statements and tax basis of assets using the enacted tax rates that are expected to apply to taxable income when the temporary differences are expected to reverse.

FASB ASC 740 establishes a more-likely-than-not threshold for recognizing the benefits of tax return positions in the financial statements. Also, the statement implements a process for measuring those tax positions that meet the recognition threshold of being ultimately sustained upon examination by the taxing authorities. There are no uncertain tax positions taken by Figo Ventures on its tax returns. Figo Ventures files tax returns in the U.S. and states in which it has operations and is subject to taxation. Tax years subsequent to 2008 remain open to examination by U.S. federal and state tax jurisdictions.

Fair value of financial instruments

Figo Ventures’ financial instruments consist of payables and long-term debt. The carrying amount of payables approximates fair value because of the short-term nature of these items. The carrying amount of long-term debt approximates fair value due to the relationship between the interest rate on long-term debt and Figo Ventures’ incremental risk adjusted borrowing rate.

Net Loss per Common Share

Basic earnings per share (“EPS”) is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted EPS gives effect to all dilutive potential of shares of common stock outstanding during the period including stock options or warrants, using the treasury stock method (by using the average stock price for the period to determine the number of shares assumed to be purchased from the exercise of stock options or warrants), and convertible debt or convertible preferred stock, using the if-converted method.

Since Figo Ventures reflected a net loss for the nine months ended April 30, 2014, the effect of considering any common stock equivalents, if exercisable, would have been anti-dilutive. A separate computation of diluted loss per share is not presented.

Common stock equivalents are as follows:

	April 30, 2014	July 31, 2013
Convertible Debt	20,000,000	-

Total common stock equivalents	20,000,000	-

FIGO Ventures, Inc. (Formerly AAA Energy, Inc.)
(An Exploration Stage Company)
Notes to Financial Statements
April 30, 2014
(unaudited)

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Recent Accounting Pronouncements

Figo Ventures has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – PROMISSORY NOTES

On January 11, 2007, the Company entered into an agreement with a third party (the “Lender"), whereby the Lender would advance the Company up to $1,000,000 (the "Note"), from time to time. All such amounts advanced under the Note will comprise the principal amount which bears interest at 10% per annum and matures on January 11, 2009. The principal amount will be subject to conversion terms, whereby at any time from the date of the Note until the date that the Company repays the entire amount of principal to the Lender, the Lender at its sole option, may convert a portion, or all, of the principal amount outstanding into units in the capital stock of the Company. Each $0.40 of principal outstanding at the time of conversion may be converted into one unit consisting of one common share and one non-transferable share purchase warrant exercisable for a period of up to two years from the date of conversion. Each warrant shall entitle the Lender to purchase an additional common share of the Company at $0.60 during the term of the warrants. The note balance at April 30, 2014 and July 31, 2013 was $289,140, respectively. The beneficial conversion remaining balance applicable to this note at April 30, 2014 and July 31, 2013was zero.

On November 1, 2013, Figo Ventures issued three convertible promissory notes for a total of $45,000. The notes mature on November 30, 2015 and accrue interest at a rate of 12% per annum. The note principal and accrued interest is convertible at a price of $.00225 per share. At issuance the fair market value of Figo Ventures’ common stock was $.1175 per share. The conversion feature of the note is considered beneficial to the investor due to the conversion price for the convertible note being lower than the fair market value of the common stock on the date the note was issued. The beneficial conversion feature was recorded as a discount of the debt of $45,000 and is being amortized over the lives of the convertible debt. The unamortized discount as of April 30, 2014 and July 31, 2013 was $29,220 and $0, respectively.

These notes are convertible into 20,000,000 shares. Accrued interest on November 30, 2014 will convert into an additional 2,500,000 shares. Upon conversion, the face value of the notes will be eliminated with an offsetting entry into common stock and any unamortized discount will be credited to additional paid in capital.

On January 15, 2014, and January 30, 2014, Figo Ventures issued promissory notes for $3,000 and $5,000. The notes mature on January 15, 2015 and January 30, 2015, respectively, and accrue interest at a rate of 12% per annum.

On February 14, 2014 and April 1, 2014, Figo Ventures issued promissory notes for $4,700 and $5,000. The notes mature on January 31, 2015 and April 1, 2015, respectively, and accrue interest at a rate of 12% per annum.  The note dated February 14, 2014 included an original issue discount of $1,250, which is being amortized over the life of the note.  The unamortized balance of the original issue discount is $937 at April 30, 2014

NOTE 4 – STOCKHOLDERS’ EQUITY

In order to obtain basic operating capital to pay for the reinstatement of the Company’s good standing with the Nevada Secretary of State, to bring the Company’s account current with creditors essential for the reorganization of the Company and for basic general corporate purposes, on October 24, 2012, the interim board authorized the sale of 55,000,000 (2,200,000 split adjusted) shares of common stock for $6,000, in a private placement transaction exempt from the Securities Act of 1933.

FIGO Ventures, Inc. (Formerly AAA Energy, Inc.)
(An Exploration Stage Company)
Notes to Financial Statements
April 30, 2014
(unaudited)

NOTE 4 – STOCKHOLDERS’ EQUITY (cont’d)

On November 14, 2012, Figo Ventures filed an amendment to its Articles of Incorporation whereby the aggregate number of shares which the Company shall have authority to issue is 100,000,000 shares, consisting of two classes to be designated, respectively, “Common Stock” and “Preferred Stock,” with all of such shares having a par value of $.001 per share. The total number of shares of Common Stock that the Company shall have authority to issue is ninety million 90,000,000 shares. The total number of shares of Preferred Stock that the Company shall have authority to issue is 10,000,000 shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors.

On November 13, 2013, a Stock Repurchase Agreement was entered into by and among Figo Ventures, Inc. (Formerly AAA Energy, Inc.) and NPNC Management, LLC., whereby Figo Ventures repurchased 5,000,000 (200,000 split adjusted) shares of Figo Ventures’ common stock for a purchase price of $45,000. The purchase price was paid in cash and has been accounted for in these financial statements as treasury stock. The $45,000 used to purchase the treasury shares was obtained as the proceeds of the convertible notes described more fully in Note 3 – Convertible notes payable.

On November 20, 2013, the Board of Directors authorized a 1-for-25 reverse stock split of common stock to stockholders of record on November 20, 2013. Per-share amounts in the accompanying financial statements have been adjusted for the split. After the reverse split Figo Ventures has 3,370,880 shares of common stock outstanding.

On November 26, 2013, the Board of Directors approved an amendment to Figo Ventures’ Articles of Incorporation to increase the aggregate number of shares which the Corporation shall have the authority to issue to 260,000,000 shares, consisting of two classes to be designated, respectively, “Common Stock” and “Preferred Stock,” with all such shares having a par value of $.001 per share. The total number of shares of Common Stock that the Company shall have authority to issue is 250,000,000 shares. The total number of shares of Preferred Stock that the Company shall have authority to issue is 10,000,000 shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors.

On December 25, 2013, Figo Ventures entered into a lease assumption agreement with CGM Resources Limited. Under the terms of the agreement, the concessions for the mining operations at the San Rafael mine have been assigned to Figo Ventures in exchange for 50,000,000 shares of common stock. The mine covers 233.50 hectares in the Municipalities of San Carlos and San Rafael, Antiocha, Colombia. The lease assumption has been valued at the par value of the shares issued in exchange for the assumption of the lease $50,000.

FIGO Ventures, Inc. (Formerly AAA Energy, Inc.)
(An Exploration Stage Company)
Notes to Financial Statements
April 30, 2014
(unaudited)

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Litigations, Claims and Assessments

Figo Ventures may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise that may harm its business. Figo Ventures is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

On December 25, 2013, Figo Ventures entered into a lease assumption agreement with CGM Resources Limited. Under the terms of the agreement, the concessions for the mining operations at the San Rafael mine have been assigned to Figo Ventures in exchange for 50,000,000 shares of common stock. The mine covers 233.50 hectares in the Municipalities of San Carlos and San Rafael, Antiocha, Colombia.

NOTE 6 – INCOME TAXES

Figo Ventures experienced a change in control during the year ending July 31, 2013 and is subject to the limitations on utilization of net operating loss carry forwards applied by Section 382 of the Internal Revenue Code. Accordingly, although it has note operating loss carry forwards of approximately $738,000 as of April 30, 2014, its net deferred tax benefit is zero.

NOTE 7 – SUBSEQUENT EVENTS

In accordance with ASC 855, Subsequent Events, Figo Ventures has evaluated subsequent events through June 18, 2014, the date of issuance of the audited financial statements and has determined it does not have any material subsequent events to disclose.

Management Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

Management’s statements contained in this portion of the prospectus are not historical facts and are forward-looking statements. Factors which could have a material adverse affect on the operations and future prospects of the Company on a consolidated basis include, but are not limited to, those matters discussed under the section entitled “Risk Factors,” above.  Such risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Results of Operations

We generated no revenue and incurred $422,846 in expenses for the period from inception on March 26, 2004 until January 31, 2014.  Our expenses consisted of selling, general and administrative expenses.  We incurred other expense of $285,204 for the period from inception on March 26, 2004 until January 31, 2014.  We therefore recorded a net loss of $708,050 for the period from inception on March 26, 2004 until January 31, 2014. We expect that our operating expenses will increase as we undertake our plan of operations, as outlined above.

We generated no revenue and incurred $440,535 in expenses for the period from inception on March 26, 2004 until April 30, 2014.  Our expenses consisted of selling, general and administrative expenses.  We incurred other expense consisting of interest expense of $297,559 for the period from inception on March 26, 2004 until April 30, 2014.  We therefore recorded a net loss of $738,094 for the period from inception on March 26, 2004 until April 30, 2014. We expect that our operating expenses will increase as we undertake our plan of operations, as outlined above.

Liquidity and Capital Resources

As of January 31, 2014, we had total current assets of $0 and current liabilities of $327,848.  Accordingly, we had a working capital deficit of $327,848 as of January 31, 2014.

As of April 30, 2014, we had total current assets of $0 and current liabilities of $348,132.  Accordingly, we had a working capital deficit of $348,132 as of April 30, 2014 .

As outlined above, we expect to spend approximately $755,000 toward the initial implementation of our business plan over the course of our first full fiscal year.   The success of our business plan therefore depends on raising funds.  We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

Going Concern

As of January 31, 2014, we have an accumulated deficit of $708,050 and as of April 30, 2014, we have an accumulated deficit of $738,094. Our ability to continue as a going concern is contingent upon the successful completion of additional financing arrangements and our ability to achieve and maintain profitable operations. While we are expanding our best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations. These conditions raise substantial doubt about our ability to continue as a going concern. These financial statements do not include any adjustments that might arise from this uncertainty.

Off Balance Sheet Arrangements

As of January 31, 2014, there were no off balance sheet arrangements.

Emerging Growth Company Status

We are an “emerging growth company” as defined under the Jumpstart our Business Startups Act (“JOBS Act”). We will remain an “emerging growth company” for up to five years, or until the earliest of:

1.	the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion,

2.
the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or

3.	the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

As an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

▪
not being required to comply with the auditor attestation requirements of section 404(b) of the Sarbanes-Oxley Act (“Sarbanes Oxley”) (we also will not be subject to the auditor attestation requirements of section 404(b) as long as we are a “smaller reporting company”, which includes issuers that had a public float of less than $75 million as of the last business day of their most recently completed second fiscal quarter);

▪	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

▪	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in section 7(a)(2)(B) of the Securities Act of 1933 (the “Securities Act”) for complying with new or revised accounting standards. Under this provision, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Changes In and Disagreements with Accountants

We retained LL Bradford & Company, LLC on Feb 7, 2014 as our independent accountant.

Directors and Executive Officers

Our executive officers and directors and their respective ages as of July 8, 2014 are as follows:

Name	Age	Position(s) and Office(s) Held
Ania Wlodarkiewicz	28	President, Chief Executive Officer, Chief Financial Officer, and Director

David Young	62	Vice President of Mining Operations and Director

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

Ania Wlodarkiewicz.   Ms. Wlodarkiewicz was appointed as our President, CEO, CFO, and Director on November 13, 2013.  She completed her Business Administration- Marketing advanced diploma in June 2005. In addition to her duties at the company, from 2013 to the present, Ms. Wlodarkiewicz is the Vice President Business Development for Berkshire International Finance, Inc. At Berkshire International, she is responsible for developing and maintaining relationships with both new and old clients, while being in charge of identifying every sales lead and of making the most out of every opportunity to increase revenue and profitability. Berkshire International Finance is a boutique Investment Banking firm based out of Toronto, Ontario. The company specialize in assisting small to medium size public and private companies with fundraising efforts. From 2005 to 2008, she attended Saint Clair College. From 2010 to 2013, Ms. Wlodarkiewicz previously worked as Vice President of Sales and Marketing for Dr. Jules Nabet Skincare where she developed a Direct Marketing Team in the US and Canada to market High End French Skincare products. Dr. Jules Nabet Skincare  is a French manufacturer and distributor of high-end anti-aging skin care products in Europe, USA, and Canada.

Ania has a great amount of experience in conducting market and competitive analysis to find and determine the best business opportunities for a company. In her previous experience, she has attend trade shows, workshops and other marketing events to speak to prospects and generate sales leads. In addition she has written proposals, created business plans and secured financing for future business expansion.  We believe these items of specific professional experience, qualifications, are skills that support her appointment as director of our company.

There was no understanding or arrangement with any person under which Ms. Wlodarkiewicz was appointed as an officer or director of our company.

David Young. Mr. Young was appointed as our Vice President of Mining Operations and Director on January 16, 2014.  From 2007 to the present, Mr. Young serves as the project manager of Advanced Exploration Inc. in Toronto, Ontario. His responsibilities include overseeing drill operations in the exploration site of Nunavut. From 2005 to 2007, he was the site supervisor of Sparton Resources Limited, where he coordinate drilling and safety activities in the Yunnan Province of China.

Mr. Young has 15 years of overseeing mineral exploration and we believe his experience, skills and attributes obtained from this experiences qualifies him for service on our board of directors.

Robert Young is the officer and director of CGM Resources Limited, our majority shareholder, and the brother of our officer and director, David Young. David Young is not an officer, director or shareholder of CGM. As the majority shareholder, Robert Young was instrumental in the decision for David Young being named as our officer and director. Robert knew that David possessed the mining experience to lead our mining operations. There is no other arrangement or understanding between Robert and David other than just described. Other than the foregoing, there was no understanding or arrangement with any person under which Mr Young was appointed as an officer or director of our company.

Directors

Our bylaws authorize no less than one (1) director and no more than thirteen (13) directors.  We currently have two Directors.

Family Relationships

Robert Young is the officer and director of CGM Resources Limited, our majority shareholder, and the brother of our officer and director, David Young.  David Young is not an officer, director or shareholder of CGM.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our officers and directors.

Executive Compensation

Compensation Discussion and Analysis

The Company presently not does have employment agreements with any of its named executive officers and it has not established a system of executive compensation or any fixed policies regarding compensation of executive officers.  Due to financial constraints typical of those faced by an exploration stage business, the company has not paid any cash and/or stock compensation to its named executive officers

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to each named executive officer for our last two completed fiscal years for all services rendered to us.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ania Wlodarkiewicz, President, CEO, CFO, and director	2013 2012	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0

David Young, Vice President of Mining Operations and director	2013 2012	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0

Outstanding Equity Awards At Fiscal Year-end Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Shares of Stock That Have Not Vested (#)	Market Value of Shares or Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Shares or Other Rights That Have Not Vested (#)
Ania Wlodarkiewicz	0	0	0	0	0	0	0	0	0
David Young	0	0	0	0	0	0	0	0	0

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of July 8, 2014, the beneficial ownership of our common stock by each executive officer and director, by each person known by us to beneficially own more than 5% of the our common stock and by the executive officers and directors as a group. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 53,370,951 shares of common stock issued and outstanding on July 8, 2014.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class
Common	Ania Wlodarkiewicz 3270 Electricity Drive Windsor, Ontario Canada N8W 5JL	2,000,000	3.7%

Common	David Young 3270 Electricity Drive Windsor, Ontario Canada N8W 5JL	0	0%

Common	Total all executive officers and directors	2,000,000	3.7%

Common	Other 5% Shareholders

Common	CGM Resources Limited 242 Dundonald St. Fredericton, NB E3B1W9	50,000,000	93.6%

Common	Realty Capital Management(2) Blienham Trust PO Box 3483 Road Town, Tortola, British Virgin Islands	11,250,000	17%

Common	Saint Jude Capital Management Inc.(3) John Figliolini 12862 Riverside Drive East Windsor, ON N8N1A8 Canada	6,248,055	10%

Common	Augustus Management Ltd.(4) Torey Gault 1715 homestead lane LaSalle, ON N9H2C7 Canada	5,001,945	8%

(1)	CGM Resources Limited is beneficially owned by Robert Young.
(2)	Realty Capital Management is beneficially owned by Julius Csurgo.
(3)	Saint Jude Capital Management Inc. is beneficially owned by Johnny Figliolini.
(4)	Augustus Management Ltd. is beneficially owned by Torey Gault.

As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days after such date.

The persons named above have full voting and investment power with respect to the shares indicated.  Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Securities Authorized for Issuance Under Equity Compensation Plans

To date, we have not adopted a stock option plan or other equity compensation plan and have not issued any stock, options, or other securities as compensation.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Certain Relationships and Related Transactions

Except as set forth below, none of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction since our incorporation or in any presently proposed transaction which, in either case, has or will materially affect us.

On December 25, 2013, we entered into a lease assumption agreement with CGM Resources Limited. Under the terms of the agreement, the concessions for the mining operations at the San Rafael mine have been assigned to us in exchange for 50,000,000 shares of common stock. The mine covers 233.50 hectares in the Municipalities of San Carlos and San Rafael, Antiocha, Colombia.

We issued three convertible promissory notes on November 1, 2013 for a total of $45,000. The notes mature on November 30, 2015 and accrue interest at a rate of 12% per annum. The note principal and accrued interest are immediately convertible at a price of $.00225 per share. The notes are in favor of Realty Capital Management, Saint Jude Capital Management Inc., and Augustus Management Ltd.

Robert Young is the officer and director of CGM and the brother of our officer and director, David Young.  David Young is not an officer, director or shareholder of CGM.

CGM Resources Limited, Realty Capital Management, Saint Jude Capital Management Inc., Augustus Management Ltd. and David Young may be deemed to be “promoters” of our company as that term is defined in Item 404 of Regulation S-K. There is nothing to disclose, other than the foregoing, that would be responsive to paragraphs (c)(1)(i) and (c)(1)(ii) of Item 404(c) of Regulation S-K.

Available Information

We have filed a registration statement on form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549.  Please Call the Commission at (202) 942-8088 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a Web Site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Dealer Prospectus Delivery Obligation

Until                                        , all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 13. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$927.36
Federal Taxes	$0
State Taxes and Fees	$0
Listing Fees	$0
Printing and Engraving Fees	$0
Transfer Agent Fees	$250
Accounting fees and expenses	$10,000
Legal fees and expenses	$10,000
Total	$21,177.36

All amounts are estimates, other than the Commission’s registration fee.

Item 14. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation.  Our articles of incorporation do not contain any limiting language regarding director immunity from liability.  Excepted from this immunity are:

1	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3	a transaction from which the director derived an improper personal profit; and

4	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1	such indemnification is expressly required to be made by law;

2	the proceeding was authorized by our Board of Directors;

3	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 15. Recent Sales of Unregistered Securities

On November 1, 2013, we issued three convertible promissory notes for a total of $45,000. The notes mature on November 30, 2015 and accrue interest at a rate of 12% per annum. The note principal and accrued interest is convertible at a price of $.00225 per share. The notes were issued to accredited investors.

In order to obtain basic operating capital to pay for the reinstatement our good standing with the Nevada Secretary of State, to bring our account current with creditors essential for the reorganization of the Company and for basic general corporate purposes, on October 24, 2012, the interim board authorized the sale of 55,000,000 (2,200,000 split adjusted) shares of common stock for $6,000, in a private placement transaction.  The investor was an accredited investor.

On November 13, 2013, a Stock Repurchase Agreement was entered into by and among us and NPNC Management, LLC., whereby we repurchased 5,000,000 (200,000 split adjusted) shares of our common stock for a purchase price of $45,000.  The Stock Purchase Agreement was entered into with an accredited investor.

The above shares were issued pursuant to Section 4(2) and/or Rule 506 of Regulation D of the Securities Act of 1933 and are restricted shares as defined in the Securities Act.  We did not engage in any general solicitation or advertising.

On December 25, 2013, we entered into a lease assumption agreement with CGM Resources Limited. Under the terms of the agreement, the concessions for the mining operations at the San Rafael mine have been assigned to us in exchange for 50,000,000 shares of common stock.

The above shares were issued pursuant to Section 4(2) and/or Regulation S of the Securities Act of 1933 and are restricted shares as defined in the Securities Act.

Item 16. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation *
3.2	By-laws *
5.1	Opinion of Cane Clark LLP *
10.1	Lease Assumption Agreement *
10.2	Convertible Promissory Note - Realty Capital Management Ltd. *
10.3	Convertible Promissory Note - Saint Jude Capital Management Inc. *
10.4	Convertible Promissory Note - Augustus Management Ltd. *
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Cane Clark LLP (included in Exhibit 5.1). *
99.1	Agreement re Mining Concession Contract #7092 *

*  Previously filed.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (a)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (b)  to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.; and

     (c)  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any  material change to such information in the registration statement.

2.   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.   To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.   That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to the Offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sparks, State of Nevada, on July 8, 2014.

FIGO VENTURES, INC.

By:	/s/ Ania Wlodarkiewicz
Ania Wlodarkiewicz
Chief Executive Officer Chief Financial Officer, Principal Accounting Officer, and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Ania Wlodarkiewicz
Ania Wlodarkiewicz
Chief Executive Officer Chief Financial Officer, Principal Accounting Officer, and Director

By:	/s/ David Young
David Young
VP of Mining Operations and Director